Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AYTU BIOSCIENCE, INC.,

NEUTRON ACQUISITION SUB, INC.

and

NEOS THERAPEUTICS, INC.

Dated as of December 10, 2020

THIS FORM OF AGREEMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIAL DISCLOSURE AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF (OR ITS AFFILIATE) WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS FORM OF AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE UNLESS AND UNTIL IT IS EXECUTED AND DELIVERED BY ALL PARTIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL PROPOSALS MADE WITH REGARD TO THE POTENTIAL TRANSACTION, AND TO TERMINATE DISCUSSIONS AND NEGOTIATIONS AT ANY TIME, IN SUCH PARTY’S OR ITS AFFILIATES’ SOLE AND ABSOLUTE DISCRETION AND WITHOUT GIVING ANY REASON THEREFOR.

i

(Continued)

(Continued)

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Page

Section 9.14	Counterparts	109
Section 9.15	Facsimile or .pdf Signature	109
Section 9.16	No Presumption Against Drafting Party	109

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	9.3(a)
Action	4.10
Affiliate	9.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(ii)
Annual Premium Amount	4.18
Applicable Date	4.6(a)
Assumed Company Option	9.3(c)
Book-Entry Shares	3.3(b)
Bridge Adjustment	3.1(d)
Bridge Note	Recitals
Business Day	9.3(d)
Certificate of Merger	2.4
Certificates	3.3(b)
Closing	2.3
Closing Date	2.3
COBRA	4.13(c)(vi)
Code	Recitals
Company	Preamble
Company Acquisition Proposal	6.2(h)(i)
Company Adverse Recommendation Change	9.3(e)
Company Board	Recitals
Company Board Recommendation	4.4(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Common Stock	Recitals
Company Designees	1.1(a)(ii)
Company Disclosure Letter	Article IV
Company Equity Plan	9.3(f)
Company Intervening Event	6.2(h)(iii)
Company IP Agreement	9.3(g)
Company Loan Agreement	9.3(h)
Company Loan Facilities	9.3(i)
Company Manufactured Products	4.12(e)
Company Manufacturing Facility	4.12(e)
Company Material Adverse Effect	4.1(a)
Company Notice Period	6.2(b)(ii)(I)(A)
Company Option	9.3(j)
Company Owned IP	9.3(k)
Company Plan	4.13(a)
Company Preferred Stock	4.2(a)
Company Registered IP	4.20(a)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Company RSU	9.3(l)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(b)
Company Stockholder Approval	4.4(a)
Company Stockholders Meeting	6.4(a)
Company Superior Proposal	6.2(h)(ii)
Company Termination Fee	8.3(b)(i)
Company Transaction Litigation	6.11(a)
Confidential Disclosure Agreement	6.5(d)
Continuation Period	6.14(a)
Continuing Employee	6.14(a)
Contract	9.3(m)
control	9.3(n)
Controlled Group	4.13(b)
Conversion of the Deerfield Notes	6.1(a)(vii)
Cowen	5.23
D&O Insurance	6.9(a)
Damages	9.3(o)
Debt Facility Letters	9.3(q)
Debt Financing Sources	9.3(p)
Deerfield Debt Facility Letter	9.3(r)
Deerfield Loan Facility	9.3(s)
Delaware Secretary of State	2.4
DGCL	Recitals
Effective Time	2.4
Encina Debt Facility Letter	9.3(t)
Encina Loan Agreement	9.3(u)
Environmental Law	4.15(b)
Environmental Permits	4.15(a)
ERISA	4.13(a)
Exchange Act	4.5(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(a)
Excluded Shares	3.1(b)
FDA	4.12(c)
FDCA	4.12(a)
Financing	6.17(a)
Form S-4	4.5(b)
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substance	4.15(c)
Health Care Laws	4.12(a)
Indebtedness	9.3(v)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Indemnified Party	6.9(b)
Innovus CVRs	9.3(w)
Intellectual Property	9.3(x)
IRS	4.13(a)
IT Systems	4.20(d)
Joint Proxy Statement	4.5(b)
knowledge	9.3(y)
Law	4.5(a)
Liens	4.3
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
MTS	4.25
Nasdaq	3.3(f)
Non-Assumed Company Option	9.3(z)
Order	9.3(aa)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	6.3(d)
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Disclosure Letter	Article V
Parent Equity Plan	9.3(cc)
Parent Intervening Event	6.2(h)(iii)
Parent IT Systems	5.20(d)
Parent Loan Agreement	6.1(b)(vii)(A)
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.17(a)
Parent Notice Period	6.2(b)(ii)(I)(A)
Parent Option	3.2(a)
Parent Owned IP	9.3(dd)
Parent Permit	5.11(a)
Parent Plan	5.13(a)
Parent Preferred Stock	5.2(a)
Parent Registered IP	9.3(ff)
Parent RSU	3.2(b)
Parent SEC Documents	5.6(a)
Parent Stock Awards	5.2(b)
Parent Stock Issuance	Recitals
Parent Stockholder Approval	5.4(a)
Parent Stockholders Meeting	6.4(a)
Parent Superior Proposal	6.2(h)(ii)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Parent Termination Fee	8.3(b)(i)
Parent Transaction Litigation	6.13
Parent Warrants	5.2(a)
PBGC	4.13(c)(iv)
Pension Plan	4.13(b)
Permits	4.11
Permitted Liens	9.3(gg)
Person	9.3(hh)
Personal Information	4.20(e)
Privacy Laws	4.20(e)
Product	9.3(ee)
Products	4.11(a)
Representative	9.3(ii)
Safety Notices	4.12(g)
Sarbanes-Oxley Act	4.6(a)
SEC	4.5(b)
Securities Act	4.5(b)
Subsidiary	9.3(jj)
Surviving Corporation	2.2
Takeover Laws	4.21
Tax Action	4.16(d)
Tax Return	9.3(kk)
Taxes	9.3(ll)
Terminated Employees	6.14(f)
Termination Fees	8.3(b)(i)
Third Person	9.3(mm)
Trade Secrets	9.3(n)
WARN Act	4.14(d)
Willful and Material Breach	9.3(nn)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2020, by and among Aytu BioScience, Inc., a Delaware corporation (“Parent”), Neutron Acquisition Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Neos Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined below), pursuant to which each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement, (b) deemed it fair to, advisable and in the best interests of, the Company and its stockholders to enter into this Agreement, and (c) resolved to recommend adoption of this Agreement by the holders of shares of Company Common Stock, in each case, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each: (a) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and, in the case of the Parent Board, the Parent Stock Issuance, (b) in the case of the Merger Sub Board, deemed it fair to, advisable and in the best interests of, Parent, in its capacity as the sole stockholder of Merger Sub, to enter into this Agreement, and (c) in the case of the Merger Sub Board, resolved to recommend adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, in each case, in accordance with the DGCL;

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent Common Stock approve the issuance, on the terms and subject to the conditions set forth in this Agreement, of the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger (collectively, the “Parent Stock Issuance”);

WHEREAS, concurrently with the execution of this Agreement, certain Parent and Company stockholders together holding approximately 2% and 1%, respectively, of the outstanding voting shares of such companies have entered into voting agreements substantially in the forms set forth in Exhibit A-1 and Exhibit A-2 providing for their agreement to vote in favor of the Merger and the Parent Stock Issuance, respectively, among other things;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Company have entered into a letter agreement under which Parent commits to provide bridge financing to the Company in the form of a Convertible Promissory Note in an aggregate amount of up to $5,000,000 (the “Bridge Note”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
CERTAIN GOVERNANCE MATTERS

Section 1.1           Parent Matters.

(a)          Board of Directors. The parties shall take all action necessary so that, as of the Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be up to eight (8), and such Board of Directors shall upon the Effective Time initially consist of:

(i)            up to six (6) directors serving on the Board of Directors of Parent as of immediately prior to the Effective Time; and

(ii)           two (2) directors as set forth on Exhibit B hereto (the “Company Designees”).

(b)          Parent shall use commercially reasonable efforts to procure the resignation of the director set forth on Exhibit B hereto effective no later than upon the Effective Time.

(c)          Replacement of Company Designees. In the event that prior to the Effective Time any Company Designee is unable or unwilling to serve on the Board of Directors of Parent, the Company and Parent shall discuss in good faith and identify a replacement for such individual to serve in such Company Designee’s place. The parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a director of the Board of Directors of Parent as of the Effective Time. Any such replacement designee shall also be deemed to be a Company Designee.

Section 1.2           Surviving Corporation Matters.

(a)          Surviving Corporation Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended in accordance with applicable Law.

(b)           Surviving Corporation Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to read in their entirety as the Bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended in accordance with applicable Law.

(c)           Surviving Corporation Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation, disqualification or removal or until their respective successors are duly elected and qualified.

(d)           Surviving Corporation Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation, disqualification or removal or until their respective successors are duly elected and qualified.

Article II
THE MERGER

Section 2.1            Formation of Merger Sub. Parent has caused Merger Sub to be incorporated under the Laws of the State of Delaware.

Section 2.2            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 2.3            Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing), remotely by electronic exchange of documents, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4            Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL and shall make any other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time.”)

Section 2.5            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1            Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Parent, Merger Sub or the Company:

(a)           Subject to Section 3.3(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon settlement of Company RSUs under Section 3.2(b), but excluding any Excluded Shares) shall thereupon be converted into and become exchangeable for 0.1088 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”); provided, however, that the Exchange Ratio is subject to adjustment as provided in Section 3.1(d). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), in each case to be issued or paid in accordance with Section 3.3, without interest.

(b)           Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)           In the event the Company receives bridge financing from Parent under the Bridge Note, the Exchange Ratio shall be adjusted by reducing the Exchange Ratio by 0.00011 for every $100,000 of financing funded to the Company under the Bridge Note between the date of this Agreement and such date (the “Bridge Note Adjustment”). The Exchange Ratio and the Bridge Note Adjustment shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution to shareholders of securities convertible into Company Common Stock or Parent Common Stock, reorganization, recapitalization, reclassification, exchange, readjustment of shares or other like change with respect to Company Common Stock or Parent Common Stock, other than as contemplated by this Agreement, having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2            Treatment of Options and Other Equity-Based Awards.

(a)           Each Assumed Company Option that is outstanding immediately prior to the Effective Time shall, at the Effective Time, immediately and automatically cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Option”), on the same terms and conditions (including, without limitation, any vesting, acceleration or forfeiture provisions or repurchase rights, but taking into account that such option will be in respect of Parent Common Stock instead of Company Common Stock) as were applicable to such Assumed Company Option as of immediately prior to the Effective Time. The number of shares of Parent Common Stock subject to each such Parent Option shall be equal to (i) the number of shares of Company Common Stock subject to the corresponding Assumed Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to the corresponding Assumed Company Option divided by (B) the Exchange Ratio; provided, that the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner intended to be consistent with the requirements of Section 409A of the Code and, with respect to any Assumed Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code, Section 424(a) of the Code. The conversion of the Assumed Company Options as provided in this Section 3.2(a) shall be treated as an assumption by Parent of the Assumed Company Options for purposes of the Company Equity Plans. Each Non-Assumed Company Option that is outstanding immediately prior to the Effective Time shall, at the Effective Time, immediately and automatically be cancelled for no consideration and shall thereafter have no further force or effect.

(b)           Each Company RSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, immediately and automatically cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically, at the Effective Time, into a restricted stock unit denominated in Parent Common Stock (a “Parent RSU”) covering a number of shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock subject to the corresponding Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded, if necessary, to the nearest share of Parent Common Stock, having substantially similar terms and conditions (including, without limitation, any vesting, acceleration, forfeiture and settlement date provisions) as were applicable to such Company RSU as of immediately prior to the Effective Time. The Company will not take any action to accelerate the vesting of any Company RSU (other than to implement any existing agreements or arrangements for such acceleration in effect immediately prior to the date of this Agreement). The conversion of the Company RSUs as provided in this Section 3.2(b) shall be treated as an assumption by Parent of the Company RSUs for purposes of the Company Equity Plans.

(c)           Prior to the Effective Time, the Company shall take all action necessary for the assumption of the Assumed Company Options and Company RSUs under this Section 3.2. The Company shall ensure that, as of the Effective Time, no holder of a Company Option or Company RSU (or former holder of any such equity awards) or a participant in the Company Equity Plans shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their respective Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(d)           Parent shall assume the Company Equity Plans and shall take all action necessary for the assumption of the Company Options and Company RSUs under this Section 3.2. In addition, Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options and Parent RSUs as a result of the actions contemplated by this Section 3.2. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to the Parent Options and Parent RSUs, and shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such Parent Options and Parent RSUs remain outstanding and are required to be registered.

Section 3.3            Exchange and Payment.

(a)           Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares), book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f). All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b)           As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day thereafter, Parent shall cause the Exchange Agent to furnish to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to Section 3.1(a) (which shall be in uncertificated book-entry form), (B) any dividends or other distributions payable pursuant to Section 3.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) that number of whole shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 3.1(a) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 3.3(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), subject to receipt of an agent’s message or such other confirmation as may be reasonably required, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f).

(c)            If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)           (i)           No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.3(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article III. Following the surrender of a Certificate in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ii)           Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article III shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 3.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.3(b) payable with respect to such whole shares of Parent Common Stock.

(e)            The Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 3.1(a) by (ii) the volume weighted average price as of the close of trading of each share of Parent Common Stock traded on the Nasdaq Stock Market, LLC (“Nasdaq”) for the ten (10) consecutive trading days ending at the close of business ending on the third (3rd) trading day prior to the Closing Date.

(g)           Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f) (subject to abandoned property, escheat or other similar laws), in each case without interest.

(h)           None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock pursuant to this Article III) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i)            The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f).

Section 3.4            Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.5             Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or any of the other transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents at least five (5) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1             Organization, Standing and Power.

(a)            The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, including any changes in currency exchange rates or interest rates, (2) the outbreak or escalation of war or acts of terrorism or sabotage or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), acts of God or other force majeure events, (3) any epidemic, pandemic or disease outbreak (including the novel strain of coronavirus (SARS-Cov-2) and its disease commonly known as COVID-19 (including any and all additional strains, variations or mutations thereof)) or any worsening of such epidemic, pandemic or disease outbreak or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in connection therewith or in response thereto, (4) changes in applicable Law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, (5) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of the Company and its Subsidiaries with their respective customers, suppliers, distributors, partners or other material third-party business relations or with their respective employees, (6) any failure, in and of itself, by the Company to meet any internal or published projections, budgets, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics or performance for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (7) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (8) the taking of any action required to be taken pursuant to this Agreement, or which Parent has in writing requested, or the failure to take any specific action expressly prohibited by this Agreement for which Parent has unreasonably refused the Company’s written request to provide consent or (9) any Company Transaction Litigation; except that, with respect to subclauses (1), (2), (3) and (4), such event, change, circumstance, occurrence, effect or state of facts shall be taken into account to the extent they, individually or in the aggregate, materially disproportionately affect the Company or its Subsidiaries, taken as a whole, compared to other participants in the industry in which the Company operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

(b)           The Company has previously made available to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws, and no Subsidiary of the Company is in violation of any provision of its Certificate of Incorporation or Bylaws (or comparable organizational document).

Section 4.2             Capital Stock.

(a)            The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on December 4, 2020 (the “Measurement Date”), (i) 49,756,656 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 33,801 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 3,672,348 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans (of which (A) 5,466,097 shares were subject to outstanding unexercised Company Options and (B) 1,064,985 shares were subject to outstanding unsettled Company RSUs). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Options or settlement of Company RSUs, in each case described in Section 4.2(b), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities (other than under the Company Equity Plans and any award agreements issued thereunder). Except for the Company Equity Plans, Company Options and Company RSUs, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b)            Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Company Options and Company RSUs (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted (including whether it is intended to be an “incentive stock option” under Section 422 of the Code), the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, and expiration date thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plans. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plans.

Section 4.3             Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the ownership structure of each Subsidiary. Each of the Subsidiaries of the Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Permitted Liens of the Company and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. The Company does not have any outstanding equity appreciation rights, phantom units or other equity equivalents or equity-based awards or rights that are valued in whole or in part with respect to any Subsidiary of the Company.

Section 4.4             Authority.

(a)            The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions: (i) approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) deeming it fair to, advisable and in the best interests of the Company and its stockholders, to enter into this Agreement, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and (iv) resolving to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be expressly permitted by Section 6.2.

(c)            The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby.

Section 4.5             No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, material modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to, any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any Company Material Contract or Permit or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any material federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, Order or other legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity having applicable jurisdiction (“Law”) or any rule or regulation of the Nasdaq (or other trading platform) applicable to the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any supranational, national, federal, state, provincial, county, municipal, local or foreign or other government, any instrumentality, subdivision, court, administrative agency, or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of (x) a proxy statement with respect to the Company Stockholders Meeting (as defined below) (such proxy statement, together with the proxy statement relating to the Parent Stockholders Meeting, in each case as amended or supplemented from time to time in accordance with this Agreement, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (as amended or supplemented from time to time in accordance with this Agreement, the “Form S-4”) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6             SEC Reports; Financial Statements.

(a)            The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 (such date, the “Applicable Date”) (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the Applicable Date, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)            The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries that would materially affect the Company’s financial statements. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of the Company’s financial statements or the Company’s internal control over financial reporting.

(e)            Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. None of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since the Applicable Date through the date of this Agreement.

(g)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(h)            The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq (or other trading platform), in each case, that are applicable to the Company.

(i)             No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.7             No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2020 included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on November 9, 2020 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2019 that are not material to the Company and its Subsidiaries, taken as a whole, (c) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, or (d) which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.8             Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.9             Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement: (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Section 6.1(a)(i), (iii), (v), (vi), or (xii).

Section 4.10           Litigation. There is no legal, administrative, arbitral, or other proceeding, suit, action, investigation, arbitration, written claim, audit, hearing, written charge, complaint, indictment, litigation, or examination (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, that (a) if adversely determined, individually or in the aggregate, would reasonably be likely to result in material liability to the Company and its Subsidiaries, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief. None of the Company, any of its Subsidiaries, or any of their respective properties or assets, is subject to any material outstanding Order. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There are no internal investigations or internal inquiries that, since the Applicable Date, have been conducted or are being conducted by or at the direction of the Company Board (or any committee thereof) regarding any material accounting practices of the Company or any of its Subsidiaries. For the avoidance of doubt, this Section 4.10 shall not apply to Taxes or the Company Plans.

Section 4.11           Compliance with Laws; Permits.

(a)            The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of the Company or any of its Subsidiaries has received, since the Applicable Date, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, applications, approvals, authorizations, registrations, formulary listings, consents, operating certificates, franchises, commissions, clearances, Orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, including, as applicable, all Permits for the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products that are regulated under Health Care Laws, including investigational drugs being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed (“Products”) by the Company or any of its Subsidiaries (each such Product, a “Company Product,” and each such Permit, a “Company Permit”). Section 4.11(a) of the Company Disclosure Letter lists all Company Products and material Company Permits. There has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, suspension, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, suspension, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. Since the Applicable Date, no material Company Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications.

(b)           The Company or its Subsidiaries are the sole and exclusive owner of all Company Permits. The Company or its Subsidiaries have not previously sold or transferred in any manner, in whole or in part, directly or indirectly, any of the Company Permits.

Section 4.12           Health Care Regulatory Matters.

(a)            The Company and its Subsidiaries, and to the knowledge of the Company, each of their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and since the Applicable Date have been, in material compliance with all health care laws to the extent applicable to the Company or any of the Company Products or the Company’s activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (the “FDCA”) (21 U.S.C. § 301 et seq.), including as amended by the Controlled Substances Act; the Public Health Service Act (42 U.S.C. § 201 et seq.); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)); the Physician Payment Sunshine Act (42 U.S.C. §§ 1320a-7h et seq.); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion Laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); those Laws relating to good laboratory practices, good clinical practices, investigational use, state fraud and abuse Laws; Laws governing gifts and other transfers of value to physicians; any regulations promulgated pursuant to such Laws; and other applicable state, federal or ex-U.S. Laws or regulations governing the manufacturing, development, testing, labeling, advertising, marketing, record keeping, storage, handling, shipment, transfer, import, export, sale or distribution of prescription drugs or the hiring of employees who have been excluded from government health care programs to the extent applicable to the Company or its Subsidiaries (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)            Except as set forth in Section 4.12(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders, or similar agreements with or imposed by any Governmental Entity.

(c)            All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with, any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to Company Products, including, without limitation, investigational new drug applications, when submitted to the FDA or such other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other Governmental Entity. Except as set forth in Section 4.12(c) of the Company Disclosure Letter and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws or of any application for marketing approval currently pending before the FDA or such other Governmental Entity.

(d)           All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries have participated, have been, and if still pending are being, conducted in material compliance with research protocols, standard medical and scientific research procedures, and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314, 320. No preclinical or clinical trial conducted by or on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion, and neither FDA nor an institutional review board that has, or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in material compliance with applicable Health Care Laws. To the Company’s knowledge, there are no preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries the results of which reasonably call into question in any material respect the results of the preclinical studies and clinical trials described in the Company SEC Documents or otherwise disclosed to Parent by or on behalf of the Company, and the Company has not received any written notices or other correspondence from the FDA or any other foreign, state or local governmental body exercising comparable authority or any institutional review board or comparable authority requiring or threatening the termination, suspension or material modification of any preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries have participated.

(e)            All manufacturing operations conducted by, or, to the knowledge of the Company, for the benefit of the Company or its Subsidiaries, have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, including but not limited to the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 and Laws and standards related to marketing, promotion, imports and exports, and off-label uses, and all applicable comparable foreign regulatory requirements of any Governmental Entity. Section 4.12(e) of the Company Disclosure Letter lists or describes each Product manufactured by the Company and its Subsidiaries as of the date of this Agreement (collectively, the “Company Manufactured Products”) and the facility in which each such is manufactured (each, a “Company Manufacturing Facility”). No Products subject to regulation under the FDA’s Drug Efficacy Study Implementation program are manufactured at any Company Manufacturing Facility. The Company and its Subsidiaries have, and following the Effective Time will have, valid title to all assets required for the manufacture of the Company Manufactured Products. With respect to interactions with healthcare professionals, the Company follows its corporate compliance program which complies, in all material respects, with applicable Law.

(f)            Except as set forth in Section 4.12(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received any written communication that relates to an alleged material violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, inspection observations, FDA warning letter or untitled letter, or any other enforcement Action by a Governmental Entity relating to any Health Care Laws. To the knowledge of the Company, all warning letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.12(f) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g)            Except as set forth in Section 4.12(g) of the Company Disclosure Letter, since the Applicable Date, there have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing or distribution relating to the Company Products required or requested by a Governmental Entity, or voluntary recalls, field notifications, field corrections, product removals, market withdrawals or replacements, “dear doctor” letters, safety alerts, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products (“Safety Notices”), and, to the knowledge of the Company, there are no current facts or circumstances that reasonably would be expected to give rise to a Safety Notice. All Safety Notices listed in Section 4.12(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity. Since the Applicable Date, there are no legal proceedings in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuation of any Company Product pending against the Company, its agents or any licensee of any Company Product. Except as set forth in Section 4.12(g) of the Company Disclosure Letter, no Company Product is under consideration by senior management of the Company or its Subsidiaries for recall, withdrawal, removal, suspension, seizure or discontinuation.

(h)            Except as set forth in Section 4.12(h) of the Company Disclosure Letter, there are no unresolved Safety Notices, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(i)            All reports, documents, claims, Permits, declarations, listings, registrations and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits, declarations, listings, registrations or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, Permits, declarations, listings, registrations and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). To the knowledge of the Company, no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any Governmental Entity) with respect to any such reports, documents, claims, Permits, declarations, listings, registrations or notices that remain unresolved.

(j)            The Company and its Subsidiaries have provided to Parent a copy of all, since the Applicable Date, (i) FDA or its foreign equivalent inspection reports, (ii) notices of adverse findings, (iii) warnings, untitled letters, minutes of meetings or other correspondence from the FDA or other Governmental Entities concerning the Company’s and its Subsidiaries’ Products in which the FDA or such other Governmental Entity asserted that the operations of the Company or its Subsidiaries are not in material compliance with applicable Laws or that the Company Products may not be safe, effective, or approvable, and (iv) material applications, registrations, licenses, waivers, accreditations, authorizations, approvals, and clinical and preclinical data in the possession or control of Company.

(k)            Since the Applicable Date, neither the Company, nor its Subsidiaries, nor, to the knowledge of the Company, any officer or employee of the Company or any of its Subsidiaries has committed any act, made any statement or failed to make any statement that (i) provides a basis for the FDA or any Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (10 September 1991), or (ii) that violates the Federal Healthcare Program Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, the Stark Law, other Health Care Laws, or any other similar federal, state, or ex-U.S. Law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l)            Since the Applicable Date, neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer or employee of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or disqualification under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer or employee of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

(m)           No Company Product or Product candidate manufactured or distributed by Company is or has been (i) adulterated within the meaning of 21 U.S.C. § 351, (ii) except as set forth on Section 4.12(m)(a)(ii) of the Company Disclosure Letter, misbranded within the meaning of 21 U.S.C. § 352 or (iii) a product that is in violation of 21 U.S.C. §§ 355 or 360.

(n)            To the knowledge of the Company, there have not been any certifications made pursuant to Section 505(j)(2)(A)(vii)(III) or 505(j)(2)(A)(vii)(IV) of the FDCA with respect to any of the Company Products or Company Owned IP.

Section 4.13           Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all pension, retirement, stock purchase, stock option, phantom stock or other equity or equity-based plan, severance (excluding severance agreements provided in connection with a reduction in force prior to the date of this Agreement), employment, consulting, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, welfare and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or any of its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits, in any case, that the Company or any of its Subsidiaries sponsors or maintains, is making contributions to or with respect to which the Company or any of its Subsidiaries has any present or future liability or obligation (contingent or otherwise). The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan (including, without limitation, all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Awards), or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), (iii) the current summary plan description, summary of material modifications thereto, and other similar material written communications to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) nondiscrimination testing reports and (E) attorney’s response to an auditor’s request for information and (iv) all records, notices and filings concerning IRS or Department of Labor or other Governmental Entity audits or investigations.

(b)           Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1)) (a “Controlled Group”) (nor any predecessor of any such entity) sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to contribute to, or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code) or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)           With respect to the Company Plans:

(i)            each Company Plan complies in all material respects with its terms and complies in all material respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)           no reportable event (as defined in Section 4043 of ERISA) no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code) for which any liability remains outstanding, and no accumulated funding deficiency (as defined in Section 302 of ERISA and 412 of the Code), in each case, has occurred with respect to any Company Plan, and all material contributions required to be made under the terms of any Company Plan have been timely made;

(iii)          each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(v)           none of the Company or any of its Subsidiaries has outstanding any liability under ERISA, the Code or other applicable Laws in connection with the termination of, or withdrawal from, any Company Plan;

(vi)          none of the Company Plans currently provides, or has any liability to provide, post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual, except to the extent required by COBRA;

(vii)         each Company Plan is subject exclusively to United States Law; and

(viii)        neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation, any other similar termination payment or any other payment or benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, (C) increase any amount of compensation or benefits otherwise payable under any Company Plan or (D) require any contribution or payment to fund any obligation under any Company Plan.

(d)           Neither the Company nor any Subsidiary is a party to any Contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no Contract, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)           Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option in accordance with Section 409A of the Code.

Section 4.14          Labor Matters.

(a)           The Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization and immigration, employee classification, employee privacy, occupational safety and health, payment and withholding of Taxes and COBRA.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, an effective or pending collective bargaining agreement or similar agreement with a union or labor organization or other person purporting to act as exclusive bargaining representative to Company employees, and no employee of the Company or any of its Subsidiaries is covered by any such agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions or demands for recognition pending before the National Labor Relations Board or any other labor relations tribunal or authority, or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement and to the knowledge of the Company, no such charges, complaints, claims, petitions, demands, arbitrations or grievances have been threatened. Since the Applicable Date, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(c)           To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries has expressed any plans to, or is expected to, terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d)           Since the Applicable Date, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) or any similar state or local Law, affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as would not result in material liability to the Company or any of its Subsidiaries, each Person employed by the Company or any Subsidiary is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no Person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable law.

(e)            There are no Actions against the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, workers’ compensation, occupational safety and health, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)            Except as set forth on Section 4.14(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 4.13 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(g)            Except as set forth on Section 4.14(g) of the Company Disclosure Letter, since the Applicable Date, (i) no written allegations or, to the knowledge of the Company, verbal allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any workplace sexual harassment, sexual misconduct, discrimination or retaliation have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 4.15          Environmental Matters.

(a)           Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law (“Environmental Permits”); (iii), to the knowledge of the Company, there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court Order, administrative Order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)           As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)           As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.16          Taxes.

(a)           The Company and each of its Subsidiaries have timely (i) filed all material Tax Returns required to be filed by any of them and all material Tax Returns filed by, or on behalf of, the Company and its Subsidiaries are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

(b)           All material Taxes not yet due and payable by the Company and its Subsidiaries as of the date of the latest Company SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents, and such financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company and its Subsidiaries through the date of such financial statements. Since the date of such financial statements, the Company and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for material Taxes outside the ordinary course of business consistent with past practice.

(c)           Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)           No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to material Taxes or any material Tax Return of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for material Taxes have been claimed, proposed, assessed or asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)           The Company and each of its Subsidiaries have timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)            Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)           Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is, or has been, a member of a group (other than a group the common parent of which is the Company or one of the Company’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is, or has been, treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)           No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) Section 965 of the Code.

(j)            There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(k)           None of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in the two (2) year period ending immediately prior to the Closing, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)            The Company and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)           Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n)           No claim has been made in writing by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries currently files, or has filed, a Tax Return, that the Company or any of its Subsidiaries is, or may be, subject to taxation by such jurisdiction.

For purposes of this Section 4.16, where the context permits, each reference to the Company and its Subsidiaries shall include a reference to any person for whose Taxes the Company or its Subsidiaries are liable under applicable Law.

Section 4.17           Contracts.

(a)           For purposes of this Agreement, “Company Material Contract” shall mean the following to which Company or any of its Subsidiaries is a party or any of their respective assets are bound (excluding the Company Plans, the Debt Facility Letters and any leases):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), whether or not filed by the Company with the SEC;

(ii)           any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or any Subsidiary of the Company pursuant to or in connection with a third-party commercial Contract that was entered into in the ordinary course of business consistent with past practice, the primary purpose of which is not related to the indemnification of any Persons;

(iii)          any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the Effective Time, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(iv)          any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(v)          any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vi)          any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii)         any Contract that obligates the Company or any of its Subsidiaries to conduct business or strategic discussions on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or subject to a “most favored nation” or similar covenant with any third party;

(viii)           any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(ix)             any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to Indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(x)              any employee collective bargaining agreement or other Contract with any labor union;

(xi)             any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that (A) can be replaced for less than $5,000 if licensed on a perpetual basis, or less $2,500 per year otherwise, and (B) has not been modified or customized by a third party for the Company or any of its Subsidiaries; and

(xii)            any grants of third party development rights or marketing or distribution rights relating to any Company Product.

(b)            Section 4.17(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Material Contracts.

(c)            (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; (iii) there is no material default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such material default, event or condition; and (iv) except as listed in Section 4.17(c) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company Material Contracts are the subject of any ongoing renegotiation discussions or pending notice of termination. The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments thereto.

Section 4.18          Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary for companies of similar size in the industries and locations in which the Company operates. Section 4.18 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured, as well as any historic occurrence-based policies placed since the Applicable Date. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy. This Section 4.18 shall not apply to insurance relating to any Company Plan. The fiscal year 2020 premium for the Company’s D&O Insurance policy is set forth in Section 4.18 of the Company Disclosure Letter (such premium, the “Annual Premium Amount”). A true, correct and complete copy of such policy has been made available to Parent.

Section 4.19          Properties.

(a)           The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)            Each of the Company and its Subsidiaries has complied with the terms of all real property leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the lease, is in breach or default under such lease, and no event has occurred or circumstance exists which would, with or without notice, lapse of time, or both, constitute a breach or default under such lease. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such leased real estate or any portion thereof.

(c)            Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries and (ii) all real property leased for the benefit of the Company or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $25,000.

This Section 4.19 does not relate to Intellectual Property matters, which matters are the subject of Section 4.20.

Section 4.20          Intellectual Property.

(a)           Section 4.20(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Patents and Patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names, in each case owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, the Company or any of its Subsidiaries in whole or in part (collectively, “Company Registered IP”) and a true and complete list of all Company Owned IP that is not Company Registered IP but that is material to the business of the Company or any of its Subsidiaries, including any unregistered trademarks under which the Company or any of its Subsidiaries markets any Products or otherwise does business. (A) All of the Company Registered IP and Company Owned IP is subsisting and, with the exception of pending Company Registered IP (that is not yet registered or issued) and to the knowledge of the Company, valid and enforceable, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar Action and, to the knowledge of the Company, no such Action is threatened with respect to any of the Company Registered IP, (C) the Company has no plans to withdraw or abandon any of the currently pending Company Registered IP, (D) the Company or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens of the Company and its Subsidiaries), or has a valid and enforceable exclusive license to, all Company Owned IP, including, without limitation, all Intellectual Property created on behalf of the Company or its Subsidiaries by employees or independent contractors, and (E) the Company and its Subsidiaries have sufficient and, to the knowledge of the Company, valid, enforceable, written licenses to practice all material Intellectual Property that is used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently planned to be conducted; provided, however, that with respect to third-party Patents, the representation and warranty in this clause (E) are made only to the Company’s knowledge.

(b)           The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes, may constitute or that constituted a material Trade Secret of the Company or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information. To the knowledge of the Company, no material Trade Secret of the Company or its Subsidiaries has been misappropriated or otherwise made publicly available, through breach of a written non-disclosure agreement, breach of other binding confidentiality obligations, theft, bribery, or otherwise.

(c)            (i) The conduct of the businesses of the Company and its Subsidiaries, including the manufacture of the Company Manufactured Products and the marketing, importation, distribution, and sale of all Company Products, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, provided, however, that with respect to third-party Patents, the representations and warranties in this clause (i) are made only to the Company’s knowledge, (ii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s knowledge, any other) notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is, or may be, occurring or has, or may have, occurred and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting any Company Owned IP or Company Registered IP. Except as set forth on Section 4.20(c) of the Company Disclosure Letter, to the Company’s knowledge, no abbreviated new drug application referencing any Company Owned IP, Company Registered IP or any Product of the Company or any of its Subsidiaries has been submitted to the FDA.

(d)            (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company and its Subsidiaries (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of the Company, during the past five (5) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past five (5) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems. The IT Systems are sufficient to support the business of the Company and its Subsidiaries as currently conducted and as currently planned to be conducted.

(e)            (i) The Company and its Subsidiaries have at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, disclosure, release, breach, breach notification and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by the Company or its Subsidiaries (collectively, “Privacy Laws”) and the Company’s and its Subsidiaries’ applicable privacy policies, (ii) during the past five (5) years, no claims have been asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or Personal Information or of any Privacy Laws or applicable privacy policies, and to the Company’s knowledge, no Governmental Entity or other Person has investigated the Company’s or its Subsidiaries’ privacy or data-security practices, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws or applicable privacy policies as they pertain to Personal Information collected, used or held for use by the Company or its Subsidiaries, and (iv) the Company and its Subsidiaries have taken commercially reasonable and appropriate steps to protect the Personal Information collected, used or held for use by the Company or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse. As of the date hereof, no material breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for Company that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, as of the date hereof, no information security or privacy breach event has occurred that would require notification under any Privacy Laws.

(f)            No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP or Company Registered IP, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property; provided, however, that with respect to exclusively licensed (rather than Company- or Subsidiary-owned) Company Owned IP or Company Registered IP, the foregoing representations and warranties are made only to the knowledge of the Company.

(g)           Except as set forth on Section 4.20(g) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the loss or impairment of the Company’s or any Subsidiaries’ ownership of or other rights with respect to any Intellectual Property, (ii) result in or require, by virtue of any agreement or obligation of Company or any of its Subsidiaries, the granting of any license or other rights to any Third Person under any Intellectual Property of the Company, any of its Subsidiaries, or Parent, or (iii) give rise to any right of any Third Person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property.

(h)           No past or present employee, consultant, director, officer, or independent contractor of the Company or any of its Subsidiaries owns, or has any claim or right to any ownership interest in or to, any Company Owned IP or Company Registered IP. Each past and present employee, consultant, director, officer, and independent contractor of the Company or any of its Subsidiaries who is or was engaged in creating or developing any material Company Owned IP or Company Registered IP has executed a written agreement with the Company or one of its Subsidiaries pursuant to which such person has (i) presently assigned to the Company or its Subsidiary all of such person’s rights, title and interest in and to all such Company Owned IP or Company Registered IP, and (ii) agreed to hold all Trade Secrets included in the Company Owned IP in confidence. There is no material uncured breach by the Company or any of its Subsidiaries or, to the Company’s knowledge, the counterparty, under any such agreement.

Section 4.21          State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.15, the Company Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL with respect to the Company are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws applicable to the Company is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.22          No Rights Plan; No Standstill Agreements. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound. The Company is not party to any standstill agreement (or other agreement containing standstill provisions) with any Third Person.

Section 4.23          Related Party Transactions. Since the Applicable Date through the date of this Agreement, except with respect to Company Plans, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.

Section 4.24          Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated, or is violating, any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. Since the Applicable Date, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the knowledge of the Company, as of the date of this Agreement, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.25          Brokers. No broker, investment banker, financial advisor or other Person, other than MTS Securities, LLC (“MTS”), the fees and expenses of which will be paid by the Company or, following the Effective Time, Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and MTS pursuant to which MTS could be entitled to any payment from the Company of any of its Subsidiaries relating to the transactions contemplated hereby.

Section 4.26          Opinion of Financial Advisor. The Company has received the opinion of MTS, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock. A signed, true and complete copy of such opinion has been or will promptly be provided to Parent solely for informational purposes.

Section 4.27          Debt Facility Letters. Attached hereto as Exhibit C-1 and Exhibit C-2 are true and complete copies of each of the Debt Facility Letters, each duly executed by the Company. Each Debt Facility Letter, as to the Company and, to the knowledge of the Company, the other parties thereto (other than Parent), is in full force and effect, and, as of the date of this Agreement, no event has occurred under either of the Debt Facility Letters which, with or without notice, lapse of time or both, would constitute a breach, default or event of default on the part of the Company, or to the knowledge of the Company, any of the other parties thereto (other than Parent), under any term or condition of the Debt Facility Letters. As of the date of this Agreement: (i) the Debt Facility Letters have not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which the Company is a party relating to the continuing availability of the Company Loan Facilities from and after the Closing Date, as applicable, other than as expressly set forth in the Debt Facility Letters. The continued availability of the Company Loan Facilities from and after the Closing Date contemplated by the Debt Facility Letters are not subject to any condition precedent or other restriction limiting the continued availability of the Company Loan Facilities other than as expressly set forth in the Debt Facility Letters. As of the date of this Agreement, the Company has no reason to believe that any of the conditions set forth in the Debt Facility Letters will not be satisfied on or prior to the Closing Date. To the knowledge of the Company, there are no fees that are due and payable by Company on or prior to the date of this Agreement pursuant to the Debt Facility Letters.

Section 4.28          No Other Representations and Warranties. Except for the representations and warranties set forth in Article V (as qualified by the Parent Disclosure Letter) and in any certificate delivered by Parent pursuant to Section 7.3(c), the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts furnished or made available to the Company or any of its Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries (including any such projections or forecasts furnished or made available to the Company or its Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to Section 7.3(c).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least five (5) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1           Organization, Standing and Power.

(a)            Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent, Merger Sub and their respective Subsidiaries, taken as a whole or (B) materially impairs the ability of Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, including any changes in currency exchange rates or interest rates, (2) the outbreak or escalation of war or acts of terrorism or sabotage or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), acts of God or other force majeure events, (3) any epidemic, pandemic or disease outbreak (including the novel strain of coronavirus (SARS-Cov-2) and its disease commonly known as COVID-19 (including any and all additional strains, variations or mutations thereof)) or any worsening of such epidemic, pandemic or disease outbreak, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in connection therewith or in response thereto, (4) changes in applicable Law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, (5) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of Parent and its Subsidiaries with their respective customers, suppliers, distributors, partners or other material third-party business relations or with their respective employees, (6) any failure, in and of itself, by Parent to meet any internal or published projections, budgets, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics or performance for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (7) any change, in and of itself, in the market price or trading volume of Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (8) the taking of any action required to be taken pursuant to this Agreement, or which the Company has in writing requested, or the failure to take any specific action expressly prohibited by this Agreement for which the Company has unreasonably refused Parent’s written request to provide consent or (9) any Parent Transaction Litigation; except that, with respect to subclauses (1), (2), (3) and (4), such event, change, circumstance, occurrence, effect or state of facts shall be taken into account to the extent they, individually or in the aggregate, materially disproportionately affect Parent or its Subsidiaries, taken as a whole, compared to other participants in the industry in which Parent operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

(b)           Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective Certificate of Incorporation or Bylaws.

Section 5.2            Capital Stock.

(a)            The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). As of the close of business on the Measurement Date, (i) 12,949,571 shares of Parent Common Stock (including 423,077 shares of Parent RSUs, but excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were held by Parent in its treasury, (v) 76,594 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Plans (of which 76,594 shares were subject to outstanding unexercised Parent Options and 423,077 shares of Parent RSUs are included in the 12,949,571 shares of Parent Common Stock), (vii) 142,847 shares of Parent Common Stock were reserved for issuance pursuant to the Innovus CVRs and (viii) 2,480,587 shares of Parent Common Stock were reserved for issuance upon exercise of warrants to acquire shares of Parent Common Stock (the “Parent Warrants”). All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. All shares of Parent Common Stock to be issued in connection with the Parent Stock Issuance, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above in this Section 5.2(a), neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any Parent Options or settlement of Parent RSUs, in each case, described in this Section 5.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities (other than under the Parent Equity Plans and any award agreements issued thereunder). Except for the Parent Equity Plans, Parent Options and Parent RSUs, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries.

(b)           Section 5.2(b) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Parent Options and Parent RSUs (collectively, “Parent Stock Awards”), indicating as applicable, with respect to each Parent Stock Award then outstanding, the type of award granted (including whether it is intended to be an “incentive stock option” under Section 422 of the Code), the number of shares of Parent Common Stock subject to such Parent Stock Award, the name of the plan under which such Parent Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, and expiration date thereof, and whether (and to what extent) the vesting of such Parent Stock Award will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Parent does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Parent Equity Plans. Parent is under no obligation to issue shares of Parent Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Parent Equity Plans.

(c)           The authorized capital stock of Merger Sub consists of 100,000 shares of common stock, par value $0.001 per share, of which 100,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

Section 5.3            Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation and the ownership structure of each Subsidiary. Each of the Subsidiaries of Parent (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Except as set forth in Section 5.3 of the Parent Disclosure Letter, Parent does not have any outstanding equity appreciation rights, phantom units or other equity equivalents or equity-based awards or rights that are valued in whole or in part with respect to any Subsidiary of Parent.

Section 5.4            Authority.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the Parent Stock Issuance. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the approval of the Parent Stock Issuance by the affirmative vote of the majority of the total votes cast by the holders of Parent Common Stock (the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)           The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance and (ii) resolving to recommend that the stockholders of Parent vote in favor of the Parent Stock Issuance, which resolutions have as of the date of this Agreement not been subsequently rescinded, modified or withdrawn in any way, except as may be expressly permitted by Section 6.3.

(c)           The Merger Sub Board, acting by written consent, duly adopted resolutions (i) approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) deemed it fair to, advisable and in the best interests of Parent, in its capacity as the sole stockholder of Merger Sub, to enter into this Agreement, and (iii) resolving to recommend that Parent, in its capacity as the sole stockholder of Merger Sub, vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have as of the date of this Agreement not been subsequently rescinded, modified or withdrawn in any way, except as may be expressly permitted by Section 6.3.

(d)           The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Stock Issuance.

Section 5.5            No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, material modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, or give rise to, any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any Parent Material Contract or Permit or (iii) subject to the governmental filings and other matters referred to in Section 4.5 and Section 5.5(b), any material Law or any rule or regulation of Nasdaq applicable to Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries, or any of their respective properties or assets, may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of (x) the Joint Proxy Statement, (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of Nasdaq to permit the shares of Parent Common Stock that are to be issued in the Parent Stock Issuance to be listed on Nasdaq and (v) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6           SEC Reports; Financial Statements.

(a)            Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the Applicable Date (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the Applicable Date, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)            Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of the Parent’s management and the Parent Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries that would materially affect Parent’s financial statements. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of Parent’s financial statements or Parent’s internal control over financial reporting.

(e)            Since the Applicable Date, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. None of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since the Applicable Date through the date of this Agreement.

(g)           Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(h)           Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i)            No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 5.7             No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically accrued or reserved against in the unaudited consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2020 included in the Quarterly Report on Form 10-Q filed by Parent with the SEC on November 12, 2020 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2019 that are not material to Parent and its Subsidiaries, taken as a whole, (c) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement or (d) which are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

Section 5.8           Certain Information. The Joint Proxy Statement will not, at the time it is first mailed to Parent’s stockholders, at the time of any amendments or supplements thereto and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will not, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form S-4 will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, none of Parent or Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.9           Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Parent and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect and (c) none of Parent or any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Section 6.1(b)(i), (iii), (v), (vi), or (xii).

Section 5.10            Litigation. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, or any of their respective properties or assets, that (a) if adversely determined, individually or in the aggregate, would reasonably be likely to result in material liability to Parent and its Subsidiaries, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief. None of Parent, any of its Subsidiaries, or any of their respective properties or assets, is subject to any material outstanding Order. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There are no internal investigations or internal inquiries that, since the Applicable Date, have been conducted or are being conducted by or at the direction of the Parent Board (or any committee thereof) regarding any material accounting practices of Parent or any of its Subsidiaries. For the avoidance of doubt, this Section 5.10 shall not apply to Taxes or the Parent Plans.

Section 5.11            Compliance with Laws; Permits. Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of Parent or any of its Subsidiaries has received, since the Applicable Date, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, including, as applicable, all Permits for the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of the Parent Products (each such permit, a “Parent Permit”). There has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, suspension, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Parent Permit, nor would any such revocation, non-renewal, suspension, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. Since the Applicable Date, no material Parent Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications.

(b)            Parent or its Subsidiaries are the sole and exclusive owner of all Parent Permits. The Company or its Subsidiaries have not previously sold or transferred in any manner, in whole or in part, directly or indirectly, any of the Parent Permits.

Section 5.12            Health Care Regulatory Matters.

(a)             Parent and its Subsidiaries, and to the knowledge of Parent, each of their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and since the Applicable Date have been, in material compliance with all Health Care Laws to the extent applicable to Parent or any of the Parent Products or Parent’s activities. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

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(b)            Neither Parent nor any of its Subsidiaries are party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders, or similar agreements with or imposed by any Governmental Entity.

(c)            All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with, any and all requests for a Permit from the FDA or other Governmental Entity relating to Parent Products, including, without limitation, investigational new drug applications, when submitted to the FDA or such other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other Governmental Entity. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws or of any application for marketing approval currently pending before the FDA or such other Governmental Entity.

(d)            All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries have participated, have been, and if still pending are being, conducted in material compliance with research protocols, standard medical and scientific research procedures, and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314, 320. No preclinical or clinical trial conducted by or on behalf of Parent or its Subsidiaries has been terminated or suspended prior to completion, and neither FDA nor an institutional review board that has, or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent or its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in material compliance with applicable Health Care Laws. To Parent’s knowledge, there are no preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent or any of its Subsidiaries the results of which reasonably call into question in any material respect the results of the preclinical studies and clinical trials described in the Parent SEC Documents or otherwise disclosed to the Company by or on behalf of Parent, and Parent has not received any written notices or other correspondence from the FDA or any other foreign, state or local governmental body exercising comparable authority or any institutional review board or comparable authority requiring or threatening the termination, suspension or material modification of any preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries have participated.

(e)            All manufacturing operations conducted by, or, to the knowledge of Parent, for the benefit of Parent or its Subsidiaries, have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, including but not limited to the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211, and Laws and standards related to marketing, promotion, imports and exports, and off-label uses, and all applicable comparable foreign regulatory requirements of any Governmental Entity. With respect to interactions with healthcare professionals, Parent follows its corporate compliance program, which complies, in all material respects, with applicable Law.

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(f)             Except as set forth in Section 5.12(f) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries have received any written communication that relates to an alleged material violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, inspection observations, FDA warning letter or untitled letter, or any other enforcement Action by a Governmental Entity relating to any Health Care Laws. To the knowledge of Parent or its Subsidiaries, all warning letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.12(f) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g)            Since the Applicable Date, there have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing or distribution relating to the Parent Products required or requested by a Governmental Entity, or Safety Notices, and, to the knowledge of Parent, there are no current facts or circumstances that reasonably would be expected to give rise to a Safety Notice. All Safety Notices have been resolved to the satisfaction of the applicable Governmental Entity. Since the Applicable Date, there are no legal proceedings in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuation of any Parent Product pending against Parent, its agents or any licensee of any Parent Product. No Parent Product is under consideration by senior management of Parent or its Subsidiaries for recall, withdrawal, removal, suspension, seizure or discontinuation.

(h)            There are no unresolved Safety Notices, and to the knowledge of Parent or its Subsidiaries, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Parent Products or a termination or suspension of developing and testing of any of the Parent Products.

(i)             All reports, documents, claims, Permits, declarations, listings, registrations and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits, declarations, listings, registrations or notices have not had and would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect. To the knowledge of Parent, all such reports, documents, claims, Permits, declarations, listings, registrations and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). To the knowledge of Parent, no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any Governmental Entity) with respect to any such reports, documents, claims, Permits, declarations, listings, registrations or notices that remain unresolved.

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(j)             Parent and its Subsidiaries have provided to the Company a copy of all, since the Applicable Date, (i) FDA or its foreign equivalent inspection reports, (ii) notices of adverse findings, (iii) warnings, untitled letters, minutes of meetings or other correspondence from the FDA or other Governmental Entities concerning Parent Products in which the FDA or such other Governmental Entity asserted that the operations of Parent or its Subsidiaries are not in material compliance with applicable Laws or that the Parent Products may not be safe, effective, or approvable, and (iv) material applications, registrations, licenses, waivers, accreditations, authorizations, approvals, and clinical and preclinical data in the possession or control of Company.

(k)            Since the Applicable Date, neither Parent, nor its Subsidiaries, nor, to the knowledge of Parent, any officer or employee of Parent or any of its Subsidiaries has committed any act, made any statement or failed to make any statement that (i) provides a basis for the FDA or any Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (10 September 1991), or (ii) that violates the Federal Healthcare Program Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, the Stark Law, other Health Care Laws, or any other similar federal, state, or ex-U.S. Law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l)             Since the Applicable Date, neither Parent nor its Subsidiaries, nor, to the knowledge of Parent, any officer or employee of Parent or its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or disqualification under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. Since the Applicable Date, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer or employee of Parent or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

(m)            No Parent Product or Product candidate manufactured or distributed by Parent is or has been (i) adulterated within the meaning of 21 U.S.C. § 351, (ii) misbranded within the meaning of 21 U.S.C. § 352 or (iii) a product that is in violation of 21 U.S.C. §§ 355 or 360.

(n)            To the knowledge of Parent, there have not been any certifications made pursuant to Section 505(j)(2)(A)(vii)(III) or 505(j)(2)(A)(vii)(IV) of the FDCA with respect to any of the Parent Products or Parent Owned IP.

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Section 5.13            Benefit Plans.

(a)            For purposes of this Agreement, a “Parent Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all pension, retirement, stock purchase, stock option, phantom stock or other equity or equity-based plan, severance (excluding severance agreements provided in connection with a reduction in force prior to the date of this Agreement), employment, consulting, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, welfare and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or any of its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits, in any case, that Parent or any of its Subsidiaries sponsors or maintains, is making contributions to or with respect to which Parent or any of its Subsidiaries has any present or future liability or obligation (contingent or otherwise). Parent has provided or made available to the Company a current, accurate and complete copy of each material Parent Plan (including, without limitation, all Parent Equity Plans and the forms of all award agreements evidencing outstanding Parent Stock Awards), or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan.

(b)            Neither Parent, its Subsidiaries or any member of their Controlled Group (nor any predecessor of any such entity) sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to contribute to, or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code) or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)            With respect to the Parent Plans:

(i)            each Parent Plan complies in all material respects with its terms and complies in all material respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)            no reportable event (as defined in Section 4043 of ERISA), no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code) for which any liability remains outstanding, and no accumulated funding deficiency (as defined in Section 302 of ERISA and 412 of the Code), in each case, has occurred with respect to any Parent Plan, and all material contributions required to be made under the terms of any Parent Plan have been timely made;

(iii)          each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iv)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than routine claims for benefits);

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(v)           none of Parent or any of its Subsidiaries has outstanding any liability under ERISA, the Code or other applicable Laws in connection with the termination of, or withdrawal from, any Parent Plan;

(vi)          none of the Parent Plans currently provides, or has any liability to provide, post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree medical, dental, vision, prescription drug, life insurance or other welfare benefits to any individual, except to the extent required by COBRA;

(vii)         each Parent Plan is subject exclusively to United States Law; and

(viii)        neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent or any Subsidiary to severance pay, unemployment compensation, any other similar termination payment or any other payment or benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, (C) increase any amount of compensation or benefits otherwise payable under any Parent Plan or (D) require any contribution or payment to fund any obligation under any Parent Plan.

(d)            Neither Parent nor any Subsidiary is a party to any Contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no Contract, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)            The exercise price of each option to purchase Parent Common Stock is no less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option in accordance with Section 409A of the Code.

Section 5.14            Labor Matters.

(a)            Parent and its Subsidiaries are and, at all times since the Applicable Date have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization and immigration, employee classification, employee privacy, occupational safety and health, payment and withholding of Taxes and COBRA.

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(b)            Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, an effective or pending collective bargaining agreement or similar agreement with a union or labor organization or other person purporting to act as exclusive bargaining representative to Company employees, and no employee of Parent or any of its Subsidiaries is covered by any such agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions or demands for recognition pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) material grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement, and to the knowledge of Parent no such charges, complaints, claims, petitions, demands, arbitrations or grievances have been threatened. Since the Applicable Date, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(c)            Except as set forth on Section 5.14(c) of the Parent Disclosure Letter, to the knowledge of Parent, no current key employee or officer of Parent or any of its Subsidiaries has expressed any plans to, or is expected to, terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d)            Since the Applicable Date, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act or any similar state or local law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as would not result in material liability to Parent or any of its Subsidiaries, each Person employed by Parent or any Subsidiary is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no Person treated as an independent contractor or consultant by Parent or any Subsidiary should have been properly classified as an employee under applicable law.

(e)            Except as set forth on Section 5.14(e) of the Parent Disclosure Letter, there are no Actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, workers’ compensation, occupational safety and health, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f)             Except with respect to any Parent Plan (which subject is addressed in Section 5.13 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

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(g)            Since the Applicable Date, (i) no written allegations or, to the knowledge of Parent, verbal allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any workplace sexual harassment, sexual misconduct, discrimination or retaliation have occurred, and (iii) neither Parent nor any of its Subsidiaries have entered into any settlement agreement related to allegations of workplace sexual harassment, sexual misconduct, discrimination or retaliation by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 5.15            Environmental Matters. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole: (i) Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Environmental Permits of all Governmental Entities; (iii), to the knowledge of Parent, there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court Order, administrative Order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.16           Taxes.

(a)            Parent and each of its Subsidiaries have timely (i) filed all material Tax Returns required to be filed by any of them and all material Tax Returns filed by, or on behalf of, Parent and its Subsidiaries are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

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(b)            All material Taxes not yet due and payable by Parent and its Subsidiaries as of the date of the latest Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the most recent financial statements contained in the Parent SEC Documents, and such financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent and its Subsidiaries through the date of such financial statements. Since the date of such financial statements, Parent and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for material Taxes outside the ordinary course of business consistent with past practice.

(c)            Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)            No Tax Actions with respect to material Taxes or any material Tax Return of Parent or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for material Taxes have been claimed, proposed, assessed or asserted in writing against Parent or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)            Parent and each of its Subsidiaries have timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)            Neither Parent nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)            Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is, or has been, a member of a group (other than a group the common parent of which is Parent or one of Parent’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is, or has been, treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)            No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries which rulings remain in effect.

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(i)            Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) Section 965 of the Code.

(j)            There are no Liens for Taxes upon any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(k)            None of Parent or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in the two (2) year period ending immediately prior to the Closing, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)             Parent and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)            Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n)            No claim has been made in writing by any Governmental Entity in a jurisdiction where neither Parent nor any of its Subsidiaries currently files, or has filed, a Tax Return that Parent or any of its Subsidiaries is, or may be, subject to taxation by such jurisdiction.

For purposes of this Section 5.16, where the context permits, each reference to Parent and its Subsidiaries shall include a reference to any person for whose Taxes Parent or its Subsidiaries are liable under applicable Law.

Section 5.17           Contracts.

(a)            For purposes of this Agreement, “Parent Material Contract” shall any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), whether or not filed by Parent with the SEC.

(b)            (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any written notice of any such material default, event or condition and (iv) to the knowledge of Parent, none of the Parent Material Contracts are the subject of any ongoing renegotiation discussions or pending notice of termination. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

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Section 5.18            Insurance. Parent and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary for companies of similar size in the industries and locations in which Parent operates. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy. This Section 5.18 shall not apply to insurance relating to any Parent Plan.

Section 5.19           Properties.

(a)            Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)            Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have an Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party to the lease, is in breach or default under such lease, and no event has occurred or circumstance exists which would, with or without notice, lapse of time, or both, constitute a breach or default under such lease. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any lease or any interest therein nor has Parent or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of Parent) a right to use or occupy such leased real estate or any portion thereof.

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This Section 5.19 does not relate to Intellectual Property matters, which matters are the subject of Section 5.20.

Section 5.20            Intellectual Property.

(a)            (A) All of the Parent Registered IP and Parent Owned IP is subsisting and, with the exception of pending Parent Registered IP (that is not yet registered or issued) and to the knowledge of Parent, valid and enforceable, (B) no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar Action and, to the knowledge of Parent, no such Action is threatened with respect to any of the Parent Registered IP, (C) Parent has no plans to withdraw or abandon any of the currently pending Parent Registered IP, (D) Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens of Parent and its Subsidiaries), or has a valid and enforceable exclusive license to, all Parent Owned IP, including, without limitation, all Intellectual Property created on behalf of Parent or its Subsidiaries by employees or independent contractors and (E) Parent and its Subsidiaries have sufficient and, to the knowledge of Parent, valid, enforceable, written licenses to practice all material Intellectual Property that is used in or necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted and as currently planned to be conducted; provided, however, that with respect to third-party Patents, the representation and warranty in this clause (E) are made only to Parent’s knowledge.

(b)            Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes, may constitute or that constituted a material Trade Secret of Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information. To the knowledge of Parent, no material Trade Secret of Parent or its Subsidiaries has been misappropriated or otherwise made publicly available, through breach of a written non-disclosure agreement, breach of other binding confidentiality obligations, theft, bribery, or otherwise.

(c)            (i) The conduct of the businesses of Parent and its Subsidiaries, including the manufacture of each Product manufactured by Parent and the marketing, importation, distribution and sale of all Parent Products has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, provided, however, that with respect to third-party Patents, the representations and warranties in this clause (i) are made only to Parent’s knowledge, (ii) since the Applicable Date, neither Parent nor any of its Subsidiaries has received any written (or, to Parent’s knowledge, any other) notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is, or may be, occurring or has, or may have, occurred and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting any Parent Owned IP or Parent Registered IP. Except as set forth on Section 5.20(c) of the Parent Disclosure Letter, to Parent’s knowledge, no abbreviated new drug application referencing any Parent Owned IP, Parent Registered IP or any Product of Parent or any of its Subsidiaries has been submitted to the FDA.

(d)            (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Parent and its Subsidiaries (the “Parent IT Systems”) and the information and transactions stored or contained therein or transmitted thereby. Except as set forth on Section 5.20(d) of the Parent Disclosure Letter, to the knowledge of Parent, during the past five (5) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past five (5) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the Parent IT Systems. The Parent IT Systems are sufficient to support the business of Parent and its Subsidiaries as currently conducted and as currently planned to be conducted.

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(e)            (i) Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws and Parent’s and its Subsidiaries’ applicable privacy policies, (ii) during the past five (5) years, no claims have been asserted or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging a violation of any Person’s privacy or Personal Information or of any Privacy Laws or applicable privacy policies, and to Parent’s knowledge, no Governmental Entity or other Person has investigated Parent’s or its Subsidiaries’ privacy or data-security practices, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws or applicable privacy policies as they pertain to Personal Information collected, used, or held for use by Parent or its Subsidiaries, and (iv) Parent and its Subsidiaries have taken commercially reasonable and appropriate steps to protect the Personal Information collected, used or held for use by Parent or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse. As of the date hereof, no material breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for Parent that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, as of the date hereof, no information security or privacy breach event has occurred that would require notification under any Privacy Laws.

(f)            Except as would not be expected to have a Parent Material Adverse Effect, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP or Parent Registered IP, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property; provided, however, that with respect to exclusively licensed (rather than Parent- or Subsidiary-owned) Parent Owned IP or Parent Registered IP, the foregoing representations and warranties are made only to the knowledge of Parent.

(g)            The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the loss or impairment of Parent’s or any Subsidiaries’ ownership of or other rights with respect to any Intellectual Property, (ii) result in or require, by virtue of any agreement or obligation of Parent or any of its Subsidiaries, the granting of any license or other rights to any Third Person under any Intellectual Property of Parent or any of its Subsidiaries, or (iii) give rise to, any right of any Third Person to terminate or modify any of Parent’s or any Subsidiaries’ rights or obligations under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property.

(h)            Except as would not be expected to have a Parent Material Adverse Effect, (i) no past or present employee, consultant, director, officer, or independent contractor of Parent or any of its Subsidiaries owns, or has any claim or right to any ownership interest in or to, any Parent Owned IP or Parent Registered IP; and (ii) each past and present employee, consultant, director, officer, and independent contractor of Parent or any of its Subsidiaries who is or was engaged in creating or developing any material Parent Owned IP or Parent Registered IP has executed a written agreement with Parent or one of its Subsidiaries pursuant to which such person has (A) presently assigned to Parent or its Subsidiary all of such person’s rights, title and interest in and to all such Parent Owned IP or Parent Registered IP, and (B) agreed to hold all Trade Secrets included in the Company Owned IP in confidence. There is no material uncured breach by Parent or any of its Subsidiaries or, to Parent’s knowledge, the counterparty, under any such agreement.

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Section 5.21            Related Party Transactions. Since the Applicable Date through the date of this Agreement, except with respect to any Parent Plans, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.22            Certain Payments. Neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated, or is violating, any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. Since the Applicable Date, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the knowledge of Parent, as of the date of this Agreement, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 5.23           Brokers. No broker, investment banker, financial advisor or other Person, other than Cowen and Company, LLC (“Cowen”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.24           Opinion of Financial Advisor. The Parent Board has received the opinion of Cowen to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. A signed, true and complete copy of such opinion will promptly be provided to the Company solely for informational purposes.

Section 5.25            Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

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Section 5.26            Ownership of Company Common Stock. Except as contemplated by this Agreement, none of Parent or any of its Subsidiaries directly or indirectly owns, and at all times for the past three (3) years, none of Parent or any of its Subsidiaries has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, Contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

Section 5.27            Debt Facility Letters. Attached hereto as Exhibit C-1 and Exhibit C-2 are true and complete copies of each of the Debt Facility Letters, each duly executed by Parent. Each Debt Facility Letter, as to Parent and, to the knowledge of Parent, the other parties thereto (other than the Company), is in full force and effect, and, as of the date of this Agreement, no event has occurred under either of the Debt Facility Letters which, with or without notice, lapse of time or both, would constitute a breach, default or event of default on the part of Parent, or to the knowledge of Parent, any of the other parties thereto (other than the Company), under any term or condition of the Debt Facility Letters. As of the date of this Agreement: (i) the Debt Facility Letters have not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent is a party relating to the continuing availability of the Company Loan Facilities from and after the Closing Date, as applicable, other than as expressly set forth in the Debt Facility Letters. The continued availability of the Company Loan Facilities from and after the Closing Date contemplated by the Debt Facility Letters are not subject to any condition precedent or other restriction limiting the continued availability of the Company Loan Facilities other than as expressly set forth in the Debt Facility Letters. As of the date of this Agreement, Parent has no reason to believe that any of the conditions set forth in the Debt Facility Letters will not be satisfied on or prior to the Closing Date. To the knowledge of the Company, there are no fees that are due and payable by Parent on or prior to the date of this Agreement pursuant to the Debt Facility Letters.

Section 5.28            No Other Representations or Warranties. Except for the representations and warranties set forth in Article IV (as qualified by the Company Disclosure Letter) and any certificate delivered pursuant to Section 7.2(c), each of Parent and Merger Sub acknowledges and agrees that none of the Company, its Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts furnished or made available to Parent, Merger Sub or any of their respective Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries (including any such projections or forecasts furnished or made available to Parent, Merger Sub or any of their respective Subsidiaries or Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and neither Parent or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV (as qualified by the Company Disclosure Letter) and any certificate delivered pursuant to Section 7.2(c).

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Article VI
COVENANTS

Section 6.1           Conduct of Business.

(a)          Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, as required by applicable Law (including, upon written notice to Parent, as required by a Governmental Entity to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19); provided, if an action would reasonably be expected to require notice under a WARN Act, such notice to Parent shall be provided at least five (5) days prior to taking such action) or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its material assets, rights and properties in good repair and condition and preserve its goodwill and maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business dealings with it and in compliance in all material respects with applicable Laws and use commercially reasonable efforts to maintain its listing with Nasdaq (provided, that in no event shall the Company’s ultimate failure to maintain such listing be considered in determining the satisfaction of the conditions set forth in Section 7.2(b) or Section 7.2(d) or form the basis for any termination under Article VIII). In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as specifically required by this Agreement, as required by applicable Law or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (v), (vii) through (xxi), (xxiii) and, to the extent related to any of the foregoing clauses, (xxv)), to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, except for acquisitions of Company Common Stock in satisfaction by holders of Company Options or Company RSUs of the applicable exercise price and/or withholding Taxes, or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of Company Common Stock issued (i) upon exercise of Company Options or settlement of Company RSUs, in each case under this clause (i), outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date) or (ii) pursuant to any Conversion of the Deerfield Notes in accordance with the terms thereof);

(ii)           except as in connection with the Bridge Note, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date of this Agreement (other than the issuance of shares of Company Common Stock issued (a) upon the exercise of Company Options or settlement of Company RSUs, in each case, outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date), or (b) pursuant to any Conversion of the Deerfield Notes in accordance with the terms thereof);

(iii)          except as in connection with the Bridge Note, amend or otherwise change, or authorize the amendment or change of, its certificate of incorporation or by-laws (or similar organizational documents) (whether by merger, consolidation or otherwise);

(iv)         directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan, advancements or capital contribution to or in any other manner, any corporation, partnership, association or other Person or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(v)          directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any Company Owned IP), except (i) as set forth on Section 6.1(a)(v) of the Company Disclosure Letter, (ii) sales of inventory in the ordinary course of business consistent with past practice and (iii) the expiration of Intellectual Property in accordance with the applicable statutory term to the extent not extendable;

(vi)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)        except in connection with consummating the transactions contemplated under the Debt Facility Letters, (A)  incur, create, assume or otherwise become liable for any Indebtedness, other than borrowings of revolving loans under, or with respect to letters of credit issued under, a Company Loan Agreement (as in effect on the date hereof) in the ordinary course of business, (B) repay, prepay or refinance any Indebtedness (other than (x) revolving loans borrowed under a Company Loan Agreement, (y) to the extent constituting repayment or prepayment, the conversion of the Second Amended and Restated Senior Secured Convertible Notes issued under the Facility Agreement, dated as of May 11, 2016, the Company and the lenders party thereto (as amended through the date hereof, the “Deerfield Company Loan Agreement”) in accordance with the terms thereof as in effect on the date hereof or (z) the making of the “2021 Principal Payment” as defined in and pursuant to the terms of the Deerfield Company Loan Agreement), or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(viii)        incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $250,000;

(ix)          (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any Conversion of the Deerfield Notes in accordance with the terms thereof and the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Company Form 10-Q or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness owed to the Company or any of its Subsidiaries or (C) waive, release, grant or transfer any right of material value;

(x)           (A) materially modify, materially amend, terminate, cancel or extend any Company Material Contract (other than (I) in connection with consummating the transactions contemplated under the Debt Facility Letters and (II) any waiver, consent, amendment or other modification to any Company Loan Agreement, which waives or mitigates any obligation of the Company or any of its Subsidiaries or otherwise affects any consent or amendment, the consideration for which does not include an increase in the principal amount of the Indebtedness under such Company Loan Agreement or (other than in the case of the Deerfield Company Loan Agreement) does not add any new, or materially increase any existing, obligations of the Company and its Subsidiaries thereunder); provided, for the avoidance of doubt, that no term or provision of this Agreement shall prohibit or otherwise restrict the Company or any of its Subsidiaries from performing its obligations under Sections 5.1(xv) or 5.2(xiv) of the Deerfield Company Loan Agreement, so long as such compliance does not add any new, or materially increase any existing, obligations of the Company and its Subsidiaries thereunder or (B) other than in the ordinary course of business, consistent with past practice, enter into any Contract that if in effect on the date of this Agreement would be a Company Material Contract;

(xi)          except with respect to an Action to enforce its rights under this Agreement, commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $300,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; provided, however, that this clause (xi) shall not apply to any Action the defense of which is under the control of any insurer of the Company or any of its Subsidiaries;

(xii)         materially change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii)        make any change in the policies of the Company or any of its Subsidiaries as in effect on the date of this Agreement with respect to cash management practices, including the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, or otherwise make any change with respect to the management of working capital;

(xiv)        settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any material Tax election; file any Tax Return other than on a basis consistent with past practice (unless otherwise required by applicable Law); consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes);

(xv)         change its fiscal year;

(xvi)        except as set forth on Section 6.1(a)(xvi) of the Company Disclosure Letter, as required by applicable Law or as required to maintain the Tax qualified status of any Company Plan, (A) grant any director, officer, employee or consultant any increase in base salary or hourly wage rate, target bonus opportunity or other material benefits (other than annual merit base salary (and corresponding annual target bonus opportunity) increases made in the ordinary course of business consistent with past practice), or pay any bonus of any kind to any current or former director, officer, employee or consultant (except for payment of annual bonuses and annual or sales incentive compensation in the ordinary course of business consistent with past practice), in each case under this clause (A), (B) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or make any modifications thereto or increases therein (other than as the automatic and non-discretionary result of a permitted base salary or annual bonus opportunity increase under the immediately preceding clause (A)), (C) grant or amend any award of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or other equity-based or equity related awards, or remove or modify any restrictions in any Company Equity Plan or awards made thereunder, (D) adopt or enter into any collective bargaining agreement or other labor union Contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or (F) adopt, enter into or establish any new Company Plan or amend, modify or terminate any existing Company Plan;

(xvii)       (A) hire any employee at the executive level or higher or (B) other than in the ordinary course of business consistent with past practice, hire any other employee;

(xviii)      terminate (or provide notice of termination to) any employee who has entered into an employment agreement with the Company, or otherwise request that any such employee of the Company or any of its Subsidiaries resign, in each case other than for cause or poor performance (consistent with the Company’s past practices);

(xix)        fail to keep in force any material insurance policies or replace or revise provisions regarding insurance coverage in any material respect, in each case with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(xx)         renew or enter into any non-compete, exclusivity or preferential treatment, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xxi)        participate in any scheduled meetings or teleconferences with, or correspond in writing, communicate or consult with the FDA or other Governmental Entity without providing Parent (whenever feasible and to the extent permitted under applicable Law) with prior written notice and, within twenty-four (24) hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation;

(xxii)       commence any clinical trial in respect of any Product if commencing such trial would require the Company and its Subsidiaries to pay funds in excess of $500,000, or enter into any new line of business outside of its existing business;

(xxiii)      enter into any new real property lease or amend the terms of any existing real property lease that would require payments over the remaining term of such lease in excess of $25,000;

(xxiv)      except as expressly provided by this Agreement, take any action that is intended to prevent, impede, or materially delay consummation of the Merger or the other transactions contemplated by this Agreement;

(xxv)       take any action (or fail to take any action) in breach of this Agreement, with the actual knowledge that such action or failure to act would alone, or in conjunction with one or more other events, changes, circumstances, occurrences, effects of state of facts, have a Company Material Adverse Effect; or

(xxvi)      authorize any of, or commit or agree to take any of, the foregoing actions.

(b)          Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by the Company or as otherwise specifically required by this Agreement, as required by applicable Law (including, upon written notice to the Company, as required by a Governmental Entity to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19); provided, if an action would reasonably be expected to require notice under a WARN Act, such notice to the Company shall be provided at least five (5) days prior to taking such action) or as set forth in Section 6.1(b) of the Parent Disclosure Letter, Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its material assets, rights and properties in good repair and condition and preserve its goodwill and maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business dealings with it and in compliance in all material respects with applicable Laws. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as specifically required by this Agreement, as required by applicable Law or as set forth in Section 6.1(b) of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (v), (vii) through (xiv) and, to the extent related to any of the foregoing clauses, (xvi)), to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for any cash distributed pursuant to the terms of any Innovus CVR and dividends by a wholly owned Subsidiary of Parent to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, except for acquisitions of Parent Common Stock in satisfaction by holders of Parent Options, Parent Warrants or Parent RSUs of the applicable exercise price and/or withholding Taxes, or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of Parent Common Stock issued (i) upon the exercise of Parent Options, Parent Warrants or settlement of Parent RSUs, in each case under this clause (i), outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date));

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Parent on a deferred basis or other rights linked to the value of shares of Parent Common Stock, including pursuant to Contracts as in effect on the date of this Agreement (other than the issuance of shares of Parent Common Stock issued (a) upon the exercise of Parent Options, Parent Warrants or settlement of Parent RSUs, in each case outstanding on the Measurement Date (to the extent issued in accordance with their terms as in effect on the Measurement Date), or (b) pursuant to the terms of any Innovus CVR);

(iii)          amend or otherwise change, or authorize the amendment or change of, its certificate of incorporation or by-laws (or similar organizational documents) (whether by merger, consolidation or otherwise);

(iv)          directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan, advancements or capital contribution to or in any other manner, any corporation, partnership, association or other Person or division thereof or (B) any assets that are otherwise material to Parent and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(v)           directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any material Parent Owned IP), except (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) the expiration of Intellectual Property in accordance with the applicable statutory term to the extent not extendable and (iii) where such property, asset or right does not comprise a line of business representing more than twenty-five percent (25%) of Parent’s total revenues for the twelve months ended September 30, 2020;

(vi)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)        (A)  incur, create, assume or otherwise become liable for any Indebtedness, other than borrowings of revolving loans under, or with respect to letters of credit issued under, the credit agreement(s) listed or described on Section 6.1(b)(vii) of the Parent Disclosure Letter (each, a “Parent Loan Agreement”), (as in effect on the date hereof) in the ordinary course of business, (B) repay, prepay or refinance any Indebtedness (other than revolving loans borrowed under a Parent Loan Agreement), or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company, Parent or any direct or indirect wholly owned Subsidiary of Parent;

(viii)       incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $2,000,000;

(ix)          (A) materially modify, materially amend, terminate or cancel any Parent Material Contract or (B) other than in the ordinary course of business, consistent with past practice, enter into any Contract that if in effect on the date of this Agreement would be a Parent Material Contract;

(x)           materially change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xi)          settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any material Tax election; file any Tax Return other than on a basis consistent with past practice (unless otherwise required by applicable Law); consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes);

(xii)         change its fiscal year;

(xiii)        except as set forth on Section 6.1(b)(xvi) of the Parent Disclosure Letter, as required by applicable Law or as required to maintain the Tax qualified status of any Parent Plan, (A) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or make any modifications thereto or increases therein, (B) except as expressly permitted by the proviso in Section 6.1(b)(ii), grant or amend any award of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or other equity-based or equity-related awards, or remove or modify any restrictions in any Parent Equity Plan or awards made thereunder, (C) adopt or enter into any collective bargaining agreement or other labor union Contract, (D) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Parent Plan or (E) adopt, enter into or establish any new Parent Plan or amend, modify or terminate any existing Parent Plan;

(xiv)        fail to keep in force any material insurance policies with respect to the assets, operations and activities of Parent and its Subsidiaries as currently in effect;

(xv)         except as expressly provided by this Agreement, take any action that is intended to prevent, impede, or materially delay consummation of the Merger or the other transactions contemplated by this Agreement;

(xvi)        take any action (or fail to take any action) in breach of this Agreement, with the actual knowledge that such action or failure to act would alone, or in conjunction with one or more other events, changes, circumstances, occurrences, effects of state of facts, have a Parent Material Adverse Effect; or

(xvii)       authorize any of, or commit or agree to take any of, the foregoing actions.

(c)          Debt Consents; Company Loan Facilities.

(i)            Subject to the terms and conditions of this Agreement, each of Parent and the Company will not permit, without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or waiver of any provision or remedy pursuant to, the Debt Facility Letters if such amendment, modification or waiver would reasonably be expected to (i) impose new or additional conditions precedent to the availability of the Company Loan Facilities or otherwise expand, amend or modify any of the conditions to the continuing availability of the Company Loan Facilities from and after the Closing or any other terms thereto in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) delay or prevent the availability of the Company Loan Facilities from and after the Closing, or the satisfaction of the conditions to obtaining the continuation of the Company Loan Facilities from and after the Closing, or (ii) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against the other parties to the Debt Facility Letters (or the Company under the Company Loan Agreements) or the definitive agreements with respect to the continuing availability of the Company Loan Facilities from and after the Closing.

(ii)           Subject to the terms and conditions of this Agreement, each of Parent and the Company will use its reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the continuing availability of the Company Loan Facilities on the terms and conditions described in the Debt Facility Letters (or on other terms that, with respect to conditionality, are not less favorable to Parent and the Company than the terms and conditions set forth in the Debt Facility Letters), including using its reasonable best efforts to: (i) maintain in effect the Debt Facility Letters in accordance with the terms and subject to the conditions thereof until the effective date of the continuation of the Company Loan Facilities from and after the Closing; (ii) satisfy on a timely basis all conditions to the effectiveness of the continuation of the Company Loan Facilities from and after the Closing that are applicable to Parent and the Company, respectively, in the Debt Facility Letters that are within Parent’s and the Company’s respective control in all material respects (or, if deemed advisable by Parent and the Company, seek the waiver of conditions applicable to Parent or the Company, as the case may be, contained in the Debt Facility Letters); (iii) upon satisfaction of the conditions precedent thereto, consummate the continuation of the Company Loan Facilities at Closing; and (iv) comply in all material respects with its obligations pursuant to the Debt Facility Letters. Parent will fully pay, or cause to be fully paid, all commitment or other fees payable by Parent arising pursuant to the Debt Facility Letters as and when they become due. The Company will fully pay, or cause to be fully paid, all commitment or other fees payable by the Company arising pursuant to the Debt Facility Letters as and when they become due.

(iii)          Each of Parent and the Company will keep the other party reasonably informed on a current and timely basis of the status of their respective efforts to obtain the continuation of the Company Loan Facilities from and after Closing and to satisfy the conditions thereof set forth in the Debt Facility Letters, including advising and updating the other party, in a reasonable level of detail, with respect to status, proposed effective date and material terms of the definitive documentation related thereto, and giving the other party reasonably prompt notice of any material change (adverse or otherwise) with respect thereto. Without limiting the foregoing, each of Parent and the Company will notify the other party promptly (and in any event within two (2) Business Days) if at any time before the Closing Date: (i) such party obtains knowledge of any material breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Facility Letters (other than Parent or the Company, as the case may be) or any definitive document related to the continuation of the Company Loan Facilities or any provisions of the Debt Facility Letters; (ii) Parent or the Company receives any written communication from any Person with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any Debt Financing Source party to the Debt Facility Letters or any definitive document related to the continuation of the Company Loan Facilities from and after the Closing or (B) material dispute or disagreement with, between or among any Debt Financing Sources party to the Debt Facility Letters; or (iii) there occurs any event or development that could reasonably be expected to adversely impact the ability of Parent or the Company, as applicable, to obtain the continuation of all, or any portion of, the Company Loan Facilities from and after the Closing as contemplated by the Debt Facility Letters on the terms and conditions, in the manner or from the sources contemplated by the Debt Facility Letters or the definitive documents related thereto.

(iv)         Notwithstanding any of the foregoing or any other term contained herein to the contrary, Parent shall have no obligation, and may unilaterally terminate any Debt Facility Letter per the terms therein, to consummate the transactions described in the Debt Facility Letter to be consummated on the Closing Date following the termination of this Agreement in accordance with the terms hereof.

Section 6.2           No Company Solicitation; Company Recommendation of the Merger.

(a)          The Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors and officers not to, and shall not permit or authorize any of its or its Subsidiaries’ other Representatives to, directly or indirectly, (i) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Person any information or data with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or (iii) agree in writing or publicly propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the respective Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Third Person conducted heretofore with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Third Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and shall enforce the provisions of any such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Company Acquisition Proposal to the Company Board in compliance with this Section 6.2 and (II) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and its Representatives may (x) furnish information with respect to the Company and its Subsidiaries to the Third Person making such Company Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 6.2(a) and (II) the Company shall furnish or make available to Parent prior to, or substantially concurrently with, the time it is furnished or made available to such Third Person any non-public information that was not previously provided to Parent or its Representatives, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal. The Company shall notify Parent in writing of any decision of the Company Board to enter into discussions or negotiations concerning any Company Acquisition Proposal or to provide non-public information with respect to the Company and its Subsidiaries to any Person making a Company Acquisition Proposal, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). For the avoidance of doubt, it shall not be a violation of this Section 6.2 if the Company and its Representatives contact a Third Person making any Company Acquisition Proposal solely to clarify the terms and conditions of such Company Acquisition Proposal and to determine whether it constitutes or would reasonably be expected to lead to a Company Superior Proposal.

(b)          Neither the Company Board nor any committee thereof shall:

(i)           make any Company Adverse Recommendation Change; or

(ii)          cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal, or agree in writing or publicly propose to take any such actions.

(iii)         Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be proposed by Parent pursuant to this Section 6.2(b), make a Company Adverse Recommendation Change in response to either (x) a Company Superior Proposal, and may cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(d)(iii) in order to enter into a definitive agreement providing for an Company Acquisition Proposal (which, for the avoidance of doubt, did not result from a breach of this Section 6.2 and such Company Acquisition Proposal is not withdrawn) or (y) a Company Intervening Event; provided, however, that the Company Board may not make a Company Adverse Recommendation Change in response to:

(I) a Company Superior Proposal, unless:

(A)            the Company notifies Parent in writing at least five (5) Business Days before taking that action of its intention to do so (the “Company Notice Period”), and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Company Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents, provided, that if there is any material amendment to the financial or other terms of such Company Superior Proposal after the commencement of the Company Notice Period, the Company Notice Period shall be extended to ensure that at least two (2) Business Days remain in the Company Notice Period subsequent to the date the Company notifies Parent of the material amendment (it being understood that there may be multiple extensions); and

(B)            if Parent makes a proposal during such Company Notice Period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Company Superior Proposal continues to be a Company Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

or (II) a Company Intervening Event, unless:

(A)            the Company provides Parent with written notice describing such Company Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(B)            the Company keeps Parent reasonably informed of developments with respect to such Company Intervening Event;

(C)            the Company notifies Parent in writing at least five (5) Business Days before making a Company Adverse Recommendation Change with respect to such Company Intervening Event of its intention to do so and specifies the reasons therefor; and

(D)            if Parent makes a proposal during such five (5) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law.

During the Company Notice Period prior to its effecting a Company Adverse Recommendation Change, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(c)          In addition to the obligations of the Company set forth in Section 6.2(a) and Section 6.2(b), the Company promptly shall advise Parent in writing (and in any event within forty-eight (48) hours of the Company obtaining knowledge) of the receipt by the Company, its Subsidiaries or any of their respective Representatives of any inquiry, proposal or offer that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, together with a description of the material terms and conditions of any such inquiry, proposal or offer, the identity of the Person making any such inquiry, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall thereafter keep Parent informed (orally and in writing) in all material respects on a prompt basis of the status of such inquiry, proposal or offer, including furnishing copies to Parent of any draft documentation, and any material amendments to the material terms and conditions thereof.

(d)         The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement as of the date of this Agreement.

(e)         The Company shall not take any action to exempt any Person (other than Parent or Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(f)           Nothing contained in Section 6.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that the Company and the Company Board may not effect a Company Adverse Recommendation Change, except to the extent permitted by Section 6.2(b). It is understood and agreed that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Company Adverse Recommendation Change.

(g)         The Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any such Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Agreement by the Company.

(h)          For purposes of this Agreement:

(i)            “Company Acquisition Proposal” means any proposal or offer from a Third Person with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, contribution, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, (A) of assets or businesses of the Company and its Subsidiaries that generate fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve (12)-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent fifteen percent (15%) or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than in the ordinary course of business, (B) of fifteen percent (15%) or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement, or (C) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction hold less than eighty-five percent (85%) of the equity interests of the surviving or resulting entity of such transaction.

(ii)           “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal that is fully financed or has fully committed financing and that did not result from a breach of this Section 6.2, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial (including the financing terms and the ability of such Third Person to finance such Company Acquisition Proposal), regulatory, timing, conditions and other aspects of the Company Acquisition Proposal and the Third Person making the Company Acquisition Proposal, is (A) more favorable to the stockholders of the Company (in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Company Acquisition Proposal), (B) reasonably likely of being completed on the terms proposed on a timely basis and (C) if any amounts are outstanding under the Bridge Note, provides for the repayment in full of all amounts outstanding or otherwise payable under the Deerfield Loan Facility and the Encina Loan Facility at the time of and in connection the consummation of such Company Superior Proposal; provided, that, for purposes of this definition of “Company Superior Proposal,” references in the term “Company Acquisition Proposal” to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”; and

(iii)          “Company Intervening Event” means a material fact, event, change, development or circumstance directly related to the Company that was not known or reasonably foreseeable to the Company Board prior to the Company’s execution of this Agreement, which fact, event, change, development or circumstance, or any material consequence thereof, becomes known to the Company Board after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, which fact, event, change, development or circumstance does not relate to (A) a Company Acquisition Proposal, (B) Parent or its Subsidiaries, (C) the announcement, pendency or consummation of the Merger, (D) any changes in the price of Parent Common Stock, (E) any change in the price of Company Common Stock (it being acknowledged that any underlying cause of any change in the price of Company Common Stock may be taken into account for purposes of determining whether a Company Intervening Event has occurred for purposes of this clause (E)), (F) the Company or any Subsidiary engaging with a new client or customer or entering into any new Contract, (G) any change in Law or (H) the performance of the Company in relation to any financial forecast or projection (it being understood that the foregoing clause (H) will not prevent or otherwise affect a determination that any event, development, discovery, change or circumstance underlying such fact or changes referred to in clause (H) has resulted in or contributed to a Company Intervening Event); provided, that any material fact, event, change, development or circumstance that was not known or reasonably foreseeable to the Company Board prior to the Company’s execution of this Agreement that would have a Parent Material Adverse Effect shall constitute a Company Intervening Event.

Section 6.3           No Parent Solicitation; Parent Recommendation of the Parent Stock Issuance.

(a)          Parent shall not, and shall cause its Subsidiaries and Parent’s and its Subsidiaries’ respective directors and officers not to, and shall not permit or authorize any of its or its Subsidiaries’ other Representatives to, directly or indirectly, (i) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Parent Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Person any information or data with respect to, or otherwise cooperate in any way with, any Parent Acquisition Proposal or (iii) agree in writing or publicly propose to do any of the foregoing. Parent shall, and shall cause each of its Subsidiaries and the respective Representatives of Parent and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Third Person conducted heretofore with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Third Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal, and shall enforce the provisions of any such agreement (provided, that Parent shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Parent Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Parent Acquisition Proposal to the Parent Board in compliance with this Section 6.3 and (II) would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1)  Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Parent Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.3, (3) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law, then Parent and its Representatives may (x) furnish information with respect to Parent and its Subsidiaries to the Third Person making such Parent Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) Parent shall provide the Company a non-redacted copy of each confidentiality agreement Parent has executed in accordance with this Section 6.3(a) and (II) Parent shall furnish or make available to the Company prior to, or substantially concurrently with, the time it is furnished or made available to such Third Person any non-public information that was not previously provided to the Company or its Representatives, and (y) participate in discussions or negotiations with the Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal. Parent shall notify the Company in writing of any decision of the Parent Board to enter into discussions or negotiations concerning any Parent Acquisition Proposal or to provide non-public information with respect to Parent and its Subsidiaries to any Person making a Parent Acquisition Proposal, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). For the avoidance of doubt, it shall not be a violation of this Section 6.3 if Parent and its Representatives contact a Third Person making any Parent Acquisition Proposal solely to clarify the terms and conditions of such Parent Acquisition Proposal and to determine whether it constitutes or would reasonably be expected to lead to a Parent Superior Proposal.

(b)          Neither the Parent Board nor any committee thereof shall:

(i)            make any Parent Adverse Recommendation Change; or

(ii)           cause or permit Parent or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Parent Acquisition Proposal, or agree in writing or publicly propose to take any such actions.

(iii)         Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may, if the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be proposed by Parent pursuant to this Section 6.3(b), make a Parent Adverse Recommendation Change in response to either (x) a Parent Superior Proposal, and may cause Parent to terminate this Agreement pursuant to and in accordance with Section 8.1(c)(iii) in order to enter into a definitive agreement providing for an Parent Acquisition Proposal (which, for the avoidance of doubt, did not result from a breach of this Section 6.3 and such Parent Acquisition Proposal is not withdrawn) or (y) a Parent Intervening Event; provided, however, that the Parent Board may not make a Parent Adverse Recommendation Change in response to:

(I) a Parent Superior Proposal, unless:

(A)          Parent notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (the “Parent Notice Period”), and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Parent Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents, provided, that if there is any material amendment to the financial or other terms of such Parent Superior Proposal after the commencement of the Parent Notice Period, the Parent Notice Period shall be extended to ensure that at least two (2) Business Days remain in the Parent Notice Period subsequent to the date Parent notifies the Company of the material amendment (it being understood that there may be multiple extensions); and

(B)           if Parent makes a proposal during such Parent Notice Period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Parent Superior Proposal continues to be a Parent Superior Proposal and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Parent under applicable Law;

or (II) a Parent Intervening Event, unless:

(C)           Parent provides the Company with written notice describing such Parent Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(D)           Parent keeps the Company reasonably informed of developments with respect to such Parent Intervening Event;

(E)           Parent notifies the Company in writing at least five (5) Business Days before making a Parent Adverse Recommendation Change with respect to such Parent Intervening Event of its intention to do so and specifies the reasons therefor; and

(F)            if the Company makes a proposal during such five (5) Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Parent Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Law.

During the Parent Notice Period prior to its effecting a Parent Adverse Recommendation Change, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(c)           In addition to the obligations of Parent set forth in Section 6.3(a) and Section 6.3(b), Parent promptly shall advise the Company in writing (and in any event within forty-eight (48) hours of Parent obtaining knowledge) of the receipt by Parent, its Subsidiaries or any of their respective Representatives of any inquiry, proposal or offer that is reasonably likely to lead to or that contemplates a Parent Acquisition Proposal, together with a description of the material terms and conditions of any such inquiry, proposal or offer, the identity of the Person making any such inquiry, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall thereafter keep the Company informed (orally and in writing) in all material respects on a prompt basis of the status of such inquiry, proposal or offer, including furnishing copies to the Company of any draft documentation, and any material amendments to the material terms and conditions thereof.

(d)           Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Parent’s ability to comply with any of the terms of this Section 6.3, and represents that neither it nor any of its Subsidiaries is a party to any such agreement as of the date of this Agreement.

(e)           Parent shall not take any action to exempt any Person (other than the Company and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(f)            Nothing contained in Section 6.3(a) shall prohibit Parent from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that Parent and the Parent Board may not effect a Parent Adverse Recommendation Change, except to the extent permitted by Section 6.3(b). It is understood and agreed that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Parent Adverse Recommendation Change.

(g)           Parent agrees that any violation of the restrictions set forth in this Section 6.3 by any Subsidiary of Parent or any Representative of Parent or any such Subsidiary, whether or not such Person is purporting to act on behalf of Parent or any of its Subsidiaries, shall be deemed to be a breach of this Agreement by Parent.

(h)          For purposes of this Agreement:

(i)            “Parent Acquisition Proposal” means any proposal or offer from a Third Person with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, contribution, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, (A) of assets or businesses of Parent and its Subsidiaries that generate fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve (12)-month period ending on the last day of Parent’s most recently completed fiscal quarter) or that represent fifteen percent (15%) or more of the total assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than in the ordinary course of business, (B) of fifteen percent (15%) or more of any class of capital stock, other equity securities or voting power of Parent, any of its Subsidiaries or any resulting parent company of Parent, in each case other than the Merger and other transactions contemplated by this Agreement, or (C) pursuant to which the stockholders of Parent immediately prior to the consummation of such transaction hold less than eighty-five percent (85%) of the equity interests of the surviving or resulting entity of such transaction.

(ii)           “Parent Superior Proposal” means any unsolicited bona fide written Parent Acquisition Proposal that is fully financed or has fully committed financing and that did not result from a breach of this Section 6.3, that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial (including the financing terms and the ability of such Third Person to finance such Parent Acquisition Proposal), regulatory, timing, conditions and other aspects of the Parent Acquisition Proposal and the Third Person making the Parent Acquisition Proposal, is (A) more favorable to the stockholders of Parent (in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such Parent Acquisition Proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Parent Superior Proposal,” references in the term “Parent Acquisition Proposal” to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”; and

(iii)          “Parent Intervening Event” means a material fact, event, change, development or circumstance directly related to Parent that was not known or reasonably foreseeable to the Parent Board prior to Parent’s execution of this Agreement, which fact, event, change, development or circumstance, or any material consequence thereof, becomes known to the Parent Board after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, which fact, event, change, development or circumstance does not relate to (A) a Parent Acquisition Proposal, (B) the Company or its Subsidiaries, (C) the announcement, pendency or consummation of the Merger, (D) any changes in the price of Company Common Stock, (E) any change in the price of Parent Common Stock (it being acknowledged that any underlying cause of any change in the price of Parent Common Stock may be taken into account for purposes of determining whether a Parent Intervening Event has occurred for purposes of this clause (E)), (F) Parent or any Subsidiary engaging with a new client or customer or entering into any new Contract, (G) any change in Law or (H) the performance of Parent in relation to any financial forecast or projection (it being understood that the foregoing clause (H) will not prevent or otherwise affect a determination that any event, development, discovery, change or circumstance underlying such fact or changes referred to in clause (H) has resulted in or contributed to a Parent Intervening Event); provided, that any material fact, event, change, development or circumstance that was not known or reasonably foreseeable to the Parent Board prior to Parent’s execution of this Agreement that would have a Company Material Adverse Effect shall constitute a Parent Intervening Event.

Section 6.4            Preparation of Form S-4 and the Joint Proxy Statement; Stockholders’ Meeting.

(a)           Each of Parent and the Company shall use their respective reasonable best efforts to, as promptly as practicable after the date of this Agreement, prepare and file with the SEC in preliminary form the Joint Proxy Statement to be included in the S-4 as a prospectus relating to (i) the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement and (ii) the special meeting of Parent’s stockholders (the “Parent Stockholders Meeting”), which meeting will include a proposal regarding the stockholder approval required by the rules of Nasdaq with respect to the Parent Stock Issuance. In consultation with Parent, the Company shall set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. In consultation with the Company, Parent shall set a preliminary record date for the Parent Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.

(b)           As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Parent Stock Issuance. The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company and its Subsidiaries that is required by Law to be included in the Form S-4 or reasonably requested by Parent to be included in the Form S-4. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent registered public accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the filing and effectiveness of the Form S-4, each of the Company and Parent shall use its commercially reasonable efforts to cause their respective counsels to deliver tax opinions satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.

(c)           Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby and (C) to ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” Laws in connection with the Parent Stock Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Except with respect to a Company Adverse Recommendation Change specifically permitted by Section 6.2(b) or a Parent Adverse Recommendation Change specifically permitted by Section 6.3(b), no filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in the Parent Stock Issuance for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information in connection therewith, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses, and any other communications relating thereto (whether oral or written) in connection therewith. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company or Parent, as applicable; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party hereunder.

(d)           As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting solely for the purpose of obtaining the Company Stockholder Approval, taking all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval, and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than forty-five (45) calendar days after (i) the tenth (10th) calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC if by 11:59 p.m., Eastern Time on such date the SEC has not informed the Company that it intends to review the Joint Proxy Statement or (ii) if the SEC has, on or prior to the tenth (10th) calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Joint Proxy Statement, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement). The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the written consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two (2) times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 6.4(d). Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days.

(e)           As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting solely for the purpose of obtaining the Parent Stockholder Approval, taking all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval (and such Parent Stockholders Meeting shall in any event be no later than forty-five (45) calendar days after (i) the tenth (10th) calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC if by 11:59 p.m., Eastern Time on such date the SEC has not informed Parent that it intends to review the Joint Proxy Statement or (ii) if the SEC has, on or prior to the tenth (10th) calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC, informed Parent that it intends to review the Joint Proxy Statement, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement). Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the written consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting; provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two (2) times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 6.4(e). Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days.

(f)            Each of the Company and Parent shall use its reasonable best efforts to cooperate to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(g)           Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 6.2(b), the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Joint Proxy Statement and Parent, through the Parent Board, shall (x) recommend to its stockholders that they approve the Parent Stock Issuance, and (y) include such recommendation in the Joint Proxy Statement. Without limiting the generality of the foregoing, (i) the Company agrees that (x) except in the event of a Company Adverse Recommendation Change specifically permitted by Section 6.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) its obligations pursuant to this Section 6.4(g) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change and (ii) Parent agrees that (x) except in the event of a Parent Adverse Recommendation Change specifically permitted by Section 6.3(b), Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval and (y) its obligations pursuant to this Section 6.4(g) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Parent Acquisition Proposal or the occurrence of any Parent Adverse Recommendation Change.

(h)           Promptly following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement in accordance with the DGCL and, promptly thereafter, deliver to the Company a copy of the written consent or the minutes of the stockholders meeting of Merger Sub reflecting such adoption and approval.

Section 6.5            Access to Information; Confidentiality.

(a)           The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, (i) to such information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as Parent or its Representatives may reasonably request (including the books and records of the Company and its Subsidiaries and Tax Returns filed and those in preparation and the work papers of its auditors) and (ii) reasonable access to all properties and personnel (in a manner so as to not unreasonably interfere with the normal business operations of the Company and its Subsidiaries).

(b)           Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours and upon reasonable advance notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to (i) such information concerning the business, properties, assets and personnel of Parent and its Subsidiaries as the Company or its Representatives may reasonably request (including the books and records of the Company and its Subsidiaries and Tax Returns filed and those in preparation and the work papers of its auditors) and (ii) reasonable access to all properties and personnel (in a manner so as to not unreasonably interfere with the normal business operations of the Company and its Subsidiaries).

(c)           This Section 6.5 shall not require a party hereunder to permit any access, or to disclose any information, that in its reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to result in (i) any violation of any Law to which such party is subject or cause any privilege (including attorney-client privilege) which the such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information, provided, that the parties shall use their reasonable best efforts to find a way to permit disclosure of such information, or (ii) if the Company and its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in an Action, such information being reasonably pertinent thereto

(d)           All information shared pursuant to this Section 6.5 shall be held confidential in accordance with the terms of the Confidential Disclosure Agreement by and between Parent and the Company, dated as of October 9, 2020 (the “Confidential Disclosure Agreement”). No investigation pursuant to this Section 6.5 or information provided, made available or delivered to any party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.6            Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract, or Parent Material Contract, as applicable, (ii) obtain all necessary Actions or non-Actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Person and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.7            Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.8            Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from (x) any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or (y) from any Person alleging that the consent of such Person is, or may be, required in connection with the transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (c) any change, condition or event between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(d), or Section 7.2(f) of this Agreement (in the case of the Company) or Section 7.3(a), Section 7.3(b), or Section 7.3(d) of this Agreement (in the case of Parent), to be satisfied; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. This Section 6.8 shall not constitute an obligation for purposes of Section 7.2(b) or Section 7.3(b).

Section 6.9            Indemnification, Exculpation and Insurance.

(a)           For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s D&O Insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300 % of Annual Premium Amount and if such premiums for such insurance would at any time exceed 300% of the Annual Premium Amount, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Annual Premium Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such Persons currently covered by such policies with coverage in the same amount, and subject to the same retention, terms, conditions and exclusions of the D&O Insurance in effect immediately before Closing, for an aggregate period of six years (6) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Annual Premium Amount, if the premium for such six-year “tail” or “runoff” insurance would exceed 300% of the Annual Premium Amount, then the Surviving Corporation shall cause to be maintained a “tail” or “runoff” D&O Insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at a premium equal to 300% of the Annual Premium Amount. If the Company shall elect to obtain such prepaid policies prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)           From and after the Effective Time, each of Parent and the Surviving Corporation fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date of this Agreement between the Company and each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”); and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Charter or Company Bylaws as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9(c).

(d)          The provisions of this Section 6.9(d) are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.9(d) shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.9(d)). Parent and the Surviving Corporation jointly and severally agree to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.9(d).

Section 6.10          Stock Exchange Listing.

(a)           Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

(b)           To the extent requested by Parent, Company shall cooperate with Parent and use its reasonable best efforts to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 6.11          Stockholder Litigation. Prior to the Effective Time:

(a)           The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement (“Company Transaction Litigation”) in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not enter into any settlement agreement in respect of any Company Transaction Litigation hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.11(a), “participate” means that Parent shall be kept apprised of proposed strategy and other significant decisions with respect to any Company Transaction Litigation (to the extent that attorney-client privilege is not undermined or otherwise affected) but shall not be afforded decision-making power or other authority except for the settlement consent set forth above; provided, however, that Company shall consider Parent’s views with respect to such strategy and decisions. Without otherwise limiting the rights of current or former directors and officers of the Company with regard to the right to counsel, following the Effective Time, current or former directors and officers of the Company with rights to indemnification as described in Section 6.8 shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such indemnified parties to defend any Company Transaction Litigation.

(b)          Parent shall consult with the Company and keep the Company reasonably apprised regarding the defense and settlement of any stockholder litigation against Parent and/or any of its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement (“Parent Transaction Litigation”).

Section 6.12          Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release, announcement or statement made or proposed to be made in connection with and related to: (a) a Company Adverse Recommendation Change; (b) any disclosures made in compliance with Section 6.2; (c) a Parent Adverse Recommendation Change; or (d) any disclosures made in compliance with Section 6.3.

Section 6.13          Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14          Employee Matters.

(a)           For a period of twelve (12) months following the Effective Time, but not beyond the date on which a Continuing Employee’s (as defined below) employment with the Surviving Corporation, Parent or any of their Subsidiaries terminates (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) to, provide to each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) (i) the base salary or hourly wages that are, in each case, no less favorable than those provided to the Continuing Employee immediately prior to the Effective Time, (ii) cash bonus opportunities and amounts that are, in each case, no less favorable in the aggregate to those provided to the Continuing Employee immediately prior to the Effective Time and (iii) all other employee benefits (excluding equity, equity-based and change in control benefits and defined benefit pension plan benefits) that are substantially comparable in the aggregate to the employee benefits (excluding equity, equity-based, and change in control benefits and defined benefit pension plan benefits) provided to (A) the Continuing Employee immediately prior to the Effective Time or (B) a similarly situated employee of Parent or one of its Subsidiaries, and the more favorable of the benefits under the foregoing (A) or (B) shall be provided. Nothing herein shall prevent Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) from terminating the employment of any Continuing Employee at any time and for any reason, including during the Continuation Period.

(b)           Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of Section 6.14(a), Parent shall, or shall cause its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) to, provide severance pay and benefits to each Continuing Employee that is terminated on or prior to the date that is eight months after the Closing Date that are no less than the severance pay and benefits set forth on Section 6.14(b) of the Company Disclosure Letter.

(c)           With respect to any Parent Plan that is maintained for the benefit of any Continuing Employee, Parent shall, or shall cause one of its Subsidiaries to, credit each Continuing Employee with all service with the Company and its Subsidiaries (and their respective predecessors) for all purposes, including without limitation, for purposes of eligibility and vesting but not for benefit accruals; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits or to the extent that such service was not recognized by the Company or any of its Subsidiaries under a similar benefit for a similar purpose.

(d)           Without limiting the provisions of Section 6.14(a), Section 6.14(b), or Section 6.14(c), with respect to each Parent Plan that provides medical, dental, vision, prescription drug, life insurance or disability benefits to any Continuing Employee, Parent shall, or shall cause one of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, use its commercially reasonable efforts to (i) waive all pre-existing condition, actively at work, waiting period and similar requirements that apply to any Continuing Employee (and his or her eligible dependents) to the extent that such requirement was satisfied by, or did not apply to, such Continuing Employee under the corresponding Company Plan as of immediately prior to the Closing; and (ii) honor all expenses paid or incurred by the Continuing Employees and their eligible dependents under the corresponding Company Plan during the portion of the plan year in which such Continuing Employee or eligible dependent becomes eligible for coverage under such Parent Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under such Parent Plan for the plan year in which such Continuing Employee commences participation in such Parent Plan.

(e)           If requested by Parent in a writing delivered to the Company following the date of this Agreement and not less than five (5) Business Days prior to the Closing Date, the Company shall take all action (including the adoption of resolutions and plan amendments and the delivery of required notices) necessary to terminate, effective no later than the day immediately prior to the Closing Date, any Company Plan that is intended to constitute a Tax-qualified defined contribution plan under Section 401(k) of the Code. The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such plan or plans in advance for Parent’s reasonable review and comment, and provide Parent with the final documentation evidencing the termination.

(f)            No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a list of all employees of the Company or any of its Subsidiaries who have experienced an employment loss, within the meaning of the WARN Act or any similar state or local Law within ninety (90) days of the Closing Date, along with each such employee’s job title, work location, date of hire, and date of termination (the “Terminated Employees”) . Prior to the Closing Date, the Company shall cooperate with Parent in complying with the provisions of the WARN Act or any similar state or local Law, including delivering any notices to Terminated Employees of the Company or any of its Subsidiaries pursuant to the WARN Act that Parent determines, in its sole discretion, should be provided. To the extent there is liability under the WARN Act or applicable state or local Law with respect to terminations of employment that occur prior to the Effective Time, and such liability results from actions taken by Parent or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation) after the Effective Time, Parent will bear all liability for, and indemnify the Company for, liability with respect to terminations of employment that occurred prior to the Effective Time.

(g)           Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.14 shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, Company Plan or Parent Plan (ii) limit the right of the Company, any of its Subsidiaries, Parent or any of their respective Affiliates, to amend, modify or terminate any employee benefit plan, program or arrangement (including any Company Plan and Parent Plan) or (iii) give any Continuing Employee (or dependent or beneficiary thereof) or any other Person who is not a party to this Agreement any right to enforce the provisions of this Section 6.14.

(h)           Notwithstanding anything to the contrary in Section 6.14(b), from and after the Closing Date, Parent shall cause the Surviving Corporation to honor, in accordance with its terms, each existing (as of the date hereof) employment, change in control, retention or severance agreement and certain other obligations, in each case as set forth in Section 6.14(h) of the Company Disclosure Letter.

(i)            Immediately after the Closing, Parent shall, or shall cause its applicable Subsidiary to, pay to each Continuing Employee an annual bonus in respect of 2020 in the individual amount determined by the Company and set forth in writing to Parent prior to the Closing, which aggregate amount shall not exceed the amount set forth on Section 6.14(i) of the Company Disclosure Letter. As of the Closing, Parent shall, or shall cause its applicable Subsidiary to, implement and maintain the merit increases in salary set forth in Section 6.1(a)(xvi) of the Company Disclosure Letter.

Section 6.15          Obligations of Parent and Merger Sub. Parent shall take all corporate action necessary as the sole stockholder of Merger Sub to enable Merger Sub to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.

Section 6.16          Tax Treatment.

(a)           Each of Parent, the Company, and their respective Subsidiaries shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Parent, the Company or any of their respective Subsidiaries shall take any action, or allow any Affiliate to take any action, that could reasonably be expected to preclude the foregoing. None of Parent, the Company or any of their respective Subsidiaries shall take any action or position before a Governmental Entity or on any Tax Return that is inconsistent with the foregoing, unless (a) otherwise required by a final “determination” (within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local Law), or (b) with the consent of the other parties.

(b)           Each of Parent and the Company shall use its commercially reasonable efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 6.4(b).

(c)            The Company shall provide Parent with a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3), dated as of no earlier than 30 days prior to the Closing Date.

Section 6.17          Equity Financing Cooperation

(a)           Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, provide customary cooperation and customary financial information, in each case that is reasonably requested by Parent in connection with any financing sought by Parent for the purpose of raising equity capital prior to the Effective Time (the “Financing”) (it being understood that the receipt of any such financing is not a condition to the Merger), including by (i) furnishing, or causing to be furnished, to Parent with such financial statements of the Company and its Subsidiaries or financial information (including forecasts of balance sheets, income statements and cash flow statements of the Company), (ii) using commercially reasonable efforts to cause the Company’s independent accountants, as requested by Parent, to consent to the use of their audit reports on the financial statements of the Company in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or Exchange Act in connection with the Financing and to provide any “comfort letters” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Financing) necessary and reasonably requested by Parent in connection with any capital markets transaction comprising a part of the Financing and to participate in customary due diligence sessions and (iii) participating in meetings and due diligence sessions in connection with the Financing and providing relevant information and preparing materials in connection therewith; provided, however, that no such cooperation shall be required to the extent it would require the Company or the Company’s Subsidiaries to incur any out-of-pocket costs prior to the Effective Time for which it is not promptly reimbursed.

(b)          Notwithstanding anything to the contrary in this Section 6.17, (i) the Company shall not be required to disclose any information pursuant to this Section 6.17 to the extent that (A) in the reasonable good faith judgment of the Company, any Law requires the Company or its Subsidiaries to restrict or prohibit access to any such information, (B) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, that with respect to clauses (A) through (C), the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and Parent and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(c)          Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by any of them in connection with the Company’s obligations under this Section 6.17 (except to the extent that such Damages are determined by a final, non-appealable judicial order by a court of competent jurisdiction to have resulted from information provided to Parent in writing by the Company or its Subsidiaries, or the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.17). Notwithstanding anything to contrary contained herein, in no event shall the Company’s breach of any obligations in this Section 6.17 be considered in determining the satisfaction of the conditions set forth in Section 7.2(b) or Section 7.2(d) or form the basis for any termination under Article VIII, unless (i) the Company shall not have attempted in good faith to comply with such obligation in this Section 6.17 and (ii) such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at or prior to the Effective Time.

Article VII
CONDITIONS PRECEDENT

Section 7.1           Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall each have been obtained.

(b)          No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

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(c)          Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of the Company and to holders of Assumed Company Options and Company RSUs as provided for in Article III shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(d)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(e)          Company Loan Facilities. The conditions to the continuation of the Company Loan Facilities, other than the Closing, and including the consents set forth on Section 7.1(e) of the Company Disclosure Letter, shall have been satisfied or shall be satisfied contemporaneously with the Closing and the satisfaction of these conditions is not disputed by the lenders under the Company Loan Facilities.

Section 7.2           Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.2(a) (other than de minimis inaccuracies) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 4.1(a), Section 4.4, Section 4.5(a)(i) and Section 4.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(d).

(d)          Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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Section 7.3           Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (other than de minimis inaccuracies) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a), Section 5.4, Section 5.5(a)(i) and Section 5.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct (as so qualified) and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 7.3(a), Section 7.3(b), and Section 7.3(d).

(d)          Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 7.4           Frustration of Closing Conditions.

(a)          Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1(e) or Section 7.2 to be satisfied if such failure was proximately caused by any action or failure to act of Parent or Merger Sub that constitutes a breach of this Agreement by Parent or Merger Sub.

(b)          The Company may not rely on the failure of any condition set forth in Section 7.1(e) or Section 7.3 to be satisfied if such failure was proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement by the Company.

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Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before September 10, 2021 (the “Outside Date”), unless extended by mutual written agreement of the Parent and the Company; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)           if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other Action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Order or other Action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the primary cause of, or the primary factor that resulted in, such Order or other Action;

(iii)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or, if the Company Stockholders Meeting has been postponed or adjourned, at the final adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement; or

(iv)          if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or, if the Parent Stockholders Meeting has been postponed or adjourned, at the final adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the failure to obtain such Parent Stockholder Approval is proximately caused by any action or failure to act of Parent that constitutes a breach of this Agreement.

(c)          by Parent:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (B) cannot be or, if curable, has not been cured by the earlier of (1) the Outside Date and (2) twenty (20) days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

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(ii)           prior to the receipt of the Company Stockholder Approval, if: (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 6.2; or

(iii)          in order to effect a Parent Adverse Recommendation Change and substantially concurrently enter into a definitive agreement providing for a Parent Superior Proposal; provided, that (i) Parent has complied in all material respects with the terms of Section 6.3, (ii) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, Parent pays to the Company the Parent Termination Fee and (iii) Parent substantially concurrently enters into such Alternative Acquisition Agreement.

(d)          by the Company:

(i)            if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, (other than with respect to a breach of Section 6.3), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (i) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 and (ii) cannot be or, if curable, has not been cured by the earlier of (A) the Outside Date and (B) twenty (20) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii)           prior to receipt of the Parent Stockholder Approval, if: (A) a Parent Adverse Recommendation Change shall have occurred or (B) Parent shall have materially breached or failed to perform any of its obligations set forth in Section 6.3; or

(iii)          in order to effect a Company Adverse Recommendation Change and substantially concurrently enter into a definitive agreement providing for a Company Superior Proposal; provided, that (i) the Company has complied in all material respects with the terms of Section 6.2, (ii) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee and (iii) the Company substantially concurrently enters into such Alternative Acquisition Agreement.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party which notification will specify with particularity the reason for such termination.

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Section 8.2           Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a)          the Confidential Disclosure Agreement (as amended hereby) and the provisions of this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof (together, the “Surviving Provisions”);

(b)          the Company may have liability as provided in Section 8.3; and

(c)          no such termination shall relieve any party from any liability or damages resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.3           Fees and Expenses.

(a)          Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that at the Effective Time, all reasonable, documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Subsidiaries) incurred by the Company and its Subsidiaries prior to the Effective Time in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, shall be payable by their successors, if applicable.

(b)          In the event that:

(i)            (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (B) prior to such termination, a Company Acquisition Proposal is publicly made and not withdrawn, and (C) within twelve (12) months after the date of such termination, (1) the Company enters into a written definitive agreement providing for the consummation of any Company Acquisition Proposal, or (2) any Company Acquisition Proposal is consummated, which, in each case, need not be the same Company Acquisition Proposal that was made, disclosed or communicated prior to termination hereof, then, in any such event, the Company shall pay to Parent, on the date that is the earlier to occur of (1) or (2), by wire transfer of immediately available funds, to an account designated in writing by Parent, a fee of $2,000,000 (the “Company Termination Fee”) (provided, that for purposes of this clause (C), each reference to fifteen percent (15%) in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to fifty percent (50%));

(ii)           this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), the Company shall pay to Parent the Company Termination Fee, as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), by wire transfer of immediately available funds, to an account designated in writing by Parent; or

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(iii)          this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Company Termination Fee.

(c)          In the event that:

(i)            (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv), (B) prior to such termination, a Parent Acquisition Proposal is publicly made and not withdrawn, and (C) within twelve (12) months after the date of such termination, (1) Parent enters into a written definitive agreement providing for the consummation of any Parent Acquisition Proposal, or (2) any Parent Acquisition Proposal is consummated, which, in each case, need not be the same Parent Acquisition Proposal that was made, disclosed or communicated prior to termination hereof, then, in any such event, Parent shall pay to Company, on the date that is the earlier to occur of (1) or (2), by wire transfer of immediately available funds, to an account designated in writing by the Company, a fee of $2,000,000 (the “Parent Termination Fee”, and together with the Company Termination Fee, the “Termination Fees”) (provided, that for purposes of this clause (C), each reference to fifteen percent (15%) in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to fifty percent (50%));

(ii)           this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then Parent shall pay to the Company the Parent Termination Fee, as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), by wire transfer of immediately available funds, to an account designated in writing by the Company; or

(iii)          this Agreement is terminated by Parent pursuant to Section 8.1(c)(iii), substantially concurrently with or prior to (and as a condition to) such termination, Parent shall pay to the Company the Parent Termination Fee.

It being understood that in no event shall the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion; provided, that the payment by the Company of the Company Termination Fee or Parent of the Parent Termination Fee shall not relieve the Company or Parent, respectively, from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If this Agreement is terminated by Company or Parent for any reason other than those mentioned in Section 8.3(b) or Section 8.3(c), no Termination Fee shall be payable by either party.

(d)          The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either the Company or Parent fails to timely pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 8.3, the first party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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(e)          The parties agree that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, a Willful and Material Breach hereof), (i) in the event that any Termination Fee is paid to a party in accordance with this Section 8.3, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, shareholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates for, and (ii) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in Law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 8.3, no party nor any Affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions related thereto; provided that (x) the Confidential Disclosure Agreement and the Surviving Provisions shall survive any termination of this Agreement in accordance with its terms and (y) payment of the Termination Fee shall not shall relieve either party from any liability or obligation under the Surviving Provisions.

Section 8.4           Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption; provided further, however, that after the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Parent or Merger Sub without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, this Section 8.4, Section 9.6, Section 9.7 and Section 9.8 may not be modified or amended in a manner that is adverse in any material respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 8.5           Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

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Article IX
GENERAL PROVISIONS

Section 9.1           Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           if to Parent, Merger Sub or the Surviving Corporation, to:

Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
Attention:	Joshua Disbrow
E-mail:	Josh.Disbrow@aytubio.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
111 S. Main Street, Suite 2100
Salt Lake City, UT 84111
Attention:	Nolan S. Taylor
Troy M. Keller
Brooke S. Johnson
Email:	Taylor.Nolan@dorsey.com
Keller.Troy@dorsey.com
Johnson.Brooke@dorsey.com

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(ii)          if to the Company, to:

Neos Therapeutics, Inc.
2940 N. Highway 360
Grand Prairie, TX 75050
Attention:	John Limongelli
E-mail:	JLimongelli@neostx.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Joseph C. Theis
James A. Matarese
Andrew H. Goodman
E-mail:	Jtheis@goodwinlaw.com
Jmatarese@goodwinlaw.com
Agoodman@goodwinlaw.com

Section 9.3           Certain Definitions. For purposes of this Agreement:

(a)          “Acceptable Confidentiality Agreement” means a confidentiality agreement that has been duly executed and delivered by the Company and each other party thereto and contains terms and conditions that (a) are no less favorable in any material respect to the Company than those terms and conditions set forth in the Confidentiality Agreement (except that such confidentiality agreement need not prohibit the making or amending of a confidential Company Acquisition Proposal) and (b) do not in any respect restrict the Company from complying with its obligations under this Agreement. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a potential Company Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

(b)          “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c)          “Assumed Company Option” means each outstanding option to purchase shares of Company Common Stock granted under the Company Equity Plans that has an exercise price per share equal to or less than $0.95.

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(d)          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(e)          “Company Adverse Recommendation Change” means the Company Board or a committee thereof (A) withdrawing (or modifying or materially qualifying in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) failing to include the Company Board Recommendation in the Joint Proxy Statement that is mailed to the Company’s stockholders, (C) recommending or otherwise declaring advisable the approval by the Company stockholders of any Company Acquisition Proposal, (D) within ten (10) Business Days of a tender or exchange offer for shares of Company Common Stock having been commenced that would have the effect of precluding the Merger, failing to publicly recommend against such tender or exchange offer, or (E) other than in the context of a tender or exchange offer for shares of Company Common Stock, failing to publicly reaffirm its recommendation of the Merger after the date any Company Acquisition Proposal or any material modification thereto (which request shall only be made once per Company Acquisition Proposal or material modification) is first publicly announced, within five (5) Business Days after a request to do so by Parent.

(f)          “Company Equity Plan” means each of the (i) Neos Therapeutics, Inc. 2009 Equity Plan, (ii) Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan and (iii) Neos Therapeutics, Inc. 2018 Inducement Plan.

(g)         “Company IP Agreement” means all assignments, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

(h)         “Company Loan Agreement” means each of the Deerfield Company Loan Agreement and the Encina Loan Agreement.

(i)          “Company Loan Facilities” means, collectively, the Deerfield Loan Facility and the Encina Loan Facility.

(j)          “Company Option” means each outstanding option to purchase shares of Company Common Stock granted under the Company Equity Plans.

(k)         “Company Owned IP” means all Intellectual Property owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, the Company or any of its Subsidiaries in whole or in part.

(l)          “Company RSU” means each outstanding restricted stock unit to be settled in shares of Company Common Stock issued under the Company Equity Plans.

(m)        “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments thereto).

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(n)         “control” (including the terms “controlled,” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(o)         “Damages” means any liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable attorney’s fees and expenses), but excluding any consequential (except to the extent reasonably foreseeable), exemplary or punitive damages.

(p)         “Debt Financing Sources” means, collectively, the lenders under the Deerfield Company Loan Agreement and the lenders under the Encina Loan Agreement, together with such lenders’ agents, parties to the Debt Facility Letters that have committed to provide or have otherwise entered into agreements in connection with, respectively, the Company Loan Facilities from and after the Closing Date in connection with the transactions contemplated by this Agreement, together with their former, current or future Affiliates and each of their former, current or future officers, directors, employees, equityholders, members, managers, general or limited partners, controlling parties, advisors, agents and Representatives of any of the foregoing and any successors and assigns of any of the foregoing. “Deerfield Financing Sources” refers to the Debt Financing Sources with respect to the Deerfield Loan Facility, and the “Encina Financing Sources” refers to the Debt Financing Sources with respect to the Encina Loan Facility.

(q)         “Debt Facility Letters” means, collectively, the Deerfield Debt Facility Letter and the Encina Debt Facility Letter.

(r)          “Deerfield Debt Facility Letter” means the letter agreement(s), dated as of the date hereof, among the Company, Parent Deerfield Private Design Fund III, L.P. and Deerfield Management Company, L.P., as amended, supplemented or replaced, pursuant to which the Deerfield Financing Sources have agreed to provide or cause to be provided from and after the Closing Date, on the terms and conditions set forth therein, the Deerfield Loan Facility.

(s)         “Deerfield Loan Facility” means the loan facility on the terms and conditions of the Deerfield Company Loan Agreement.

(t)          “Encina Debt Facility Letter” means the letter agreement(s), dated as of the date hereof, among the Company, Parent, Encina Business Credit LLC, and Encina Business Credit SPV, LLC, as amended, supplemented or replaced, pursuant to which the Encina Financing Sources have agreed to provide or cause to be provided from and after the Closing Date, on the terms and conditions set forth therein, the Encina Loan Facility.

(u)         “Encina Loan Agreement” means the Loan and Security Agreement dated as of October 2, 2019, by and among (a) the Company, Neos Therapeutics Brands, LLC, a Delaware limited liability company, Neos Therapeutics, LP, a Texas limited partnership as borrowers, (b) Neos Therapeutics Commercial, LLC, a Delaware limited liability company, and PharmaFab Texas, LLC, a Texas limited liability company, as loan party obligors, (c) the lenders party thereto from time to time, and (d) Encina Business Credit, LLC, as agent for the lenders, and the loan facility provided under the Encina Loan Agreement is referred to as the “Encina Loan Facility”.

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(v)         “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, other than operating lease obligations or purchase money financing, (iv) all obligations of such Person under installment sale Contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others. For the avoidance of doubt, “Indebtedness” shall not include (a) trade payables, (b) any operating lease obligations (other than capitalized leases or finance leases), or (c) Indebtedness due to or from the Company or any Subsidiary of the Company to the Company or any other Subsidiary.

(w)        “Innovus CVRs” means the contingent value rights held by stockholders of Innovus Pharmaceuticals, Inc. pursuant to that certain Contingent Value Rights Agreement by and among Parent, Vivian Liu as representative of CVR holders and Direct Transfer LLC as rights agent, dated as of February 14, 2020.

(x)         “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions (“Patents”), and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(y)         “knowledge” of any party means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.3(y) of the Company Disclosure Letter; and (ii) with respect to Parent or any of its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.3(y) of the Parent Disclosure Letter; in each case of (i) and (ii), after reasonable inquiry.

(z)          “Non-Assumed Company Option” means each outstanding option to purchase shares of Company Common Stock granted under the Company Equity Plans that has an exercise price per share greater than $0.95.

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(aa)        “Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Entity or arbitrator.

(bb)       “Parent Adverse Recommendation Change” means the Parent Board or a committee thereof (A) withdrawing (or modifying or materially qualifying in any manner adverse to the Company) the approval by the Parent Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby or the recommendation of the Parent Stock Issuance, (B) within ten (10) Business Days of a tender or exchange offer for shares of Parent Common Stock having been commenced that would have the effect of precluding the Merger, failing to publicly recommend against such tender or exchange offer, (C) failing to include in the Joint Proxy Statement that is mailed to Parent’s stockholders the recommendation of the Parent Stock Issuance, (D) recommending or otherwise declaring advisable the approval by the Parent stockholders of, any Parent Acquisition Proposal, (E) other than in the context of a tender or exchange offer for shares of Parent Common Stock, failing to publicly reaffirm its approval of the Merger or its recommendation of the Parent Stock Issuance after the date any Parent Acquisition Proposal or any material modification thereto (which request shall only be made once per Parent Acquisition Proposal or material modification) is first publicly announced, within five (5) Business Days after a request to do so by the Company.

(cc)        “Parent Equity Plan” means the Aytu BioScience, Inc. 2015 Stock Option and Incentive Plan, as amended.

(dd)       “Parent Owned IP” means all Intellectual Property owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, Parent or any of its Subsidiaries in whole or in part.

(ee)        “Parent Product” means Karbinal ER, Natesto, Poly-Vi-Flor, Tri-Vi-Flor, Tuzistra XR, and Zolpimist.

(ff)         “Parent Registered IP” means all (i) Patents and Patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications and (iv) domain names, in each case owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, Parent or any of its Subsidiaries in whole or in part.

(gg)       “Permitted Liens” means as to any Person: (i) statutory Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ and similar statutory Liens arising in the ordinary course of business of such Person consistent with past practice, (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (v) any right of way or easement related to public roads and highways, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (vii) statutory and contractual Liens to secure obligations to landlords under real property leases; (viii) unrecorded easements, restrictions and similar agreements that do not materially detract from the value of or materially impair the occupancy or use of the affected real property for the purposes for which it is currently used in connection with such Person’s businesses and (ix) Liens securing the Company’s and its Subsidiaries’ obligations under the Company Loan Agreements.

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(hh)       “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ii)         “Representative” of a Person means, any director, officer, employee, financial advisor, attorney, accountant or other advisor, agent or other representative of that Person and, with respect to Parent, financing sources.

(jj)         “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(kk)       “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(ll)         “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever in the nature of a tax (whether imposed directly or through withholding and including taxes of any Third Person in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(mm)     “Third Person” means any Person (or “group” as defined pursuant to under Section 13(d) of the Exchange Act) other than the parties hereto and their respective Affiliates and Representatives acting on such party’s behalf or, directly or indirectly, at such party’s direction.

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(nn)         “Willful and Material Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the actual knowledge that the taking of such action or failure to take such action would constitute or cause a material breach of this Agreement.

Section 9.4            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The parties hereto agree and acknowledge that for a document to be “made available” to a party hereunder with respect to the representations and warranties in Article IV and Article V means (i) with respect to the Company, that the Company or its Representatives have posted such information or documentation to the virtual data room hosted by Firmex, Inc. and maintained by the Company and (ii) with respect to Parent, Parent or its Representatives have posted such information or documentation to the virtual data room hosted on EthosData, in each case by 11:59 p.m., Eastern Time, on December 9, 2020.

Section 9.5            Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidential Disclosure Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement, the Confidential Disclosure Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or Parent Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.6            No Third Party Beneficiaries.

(a)           Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) as provided in Section 6.9 and (ii) the rights of the Debt Financing Sources set forth in Section 8.4, this Section 9.6, Section 9.7 and Section 9.8 (with respect to which each Debt Financing Source shall be a third-party beneficiary).

(b)           The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware. Notwithstanding the foregoing, the parties agree that the Debt Facility Letters and the performance thereof by the Debt Financing Sources, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement or the Debt Facility Letters, or the transactions contemplated hereby or thereby, or the performance thereof, shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except as expressly set forth in the Debt Facility Letters.

Section 9.8            Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, no party hereto, nor any of its Affiliates, will bring any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Facility Letters or the performance thereof, anywhere other than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York.

Section 9.9            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10          Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.11          Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LITIGATION, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION AGAINST ANY DEBT FINANCING SOURCES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FACILITY LETTERS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY).

Section 9.14          Counterparts

. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15          Facsimile or .pdf Signature

. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.16          No Presumption Against Drafting Party

. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AYTU BIOSCIENCE, INC.

By:	/s/ Josh Disbrow
Name: Josh Disbrow
Title: Chief Executive Officer

NEUTRON ACQUISITION SUB, INC.

By:	/s/ Josh Disbrow
Name: Josh Disbrow
Title: Chief Executive Officer

NEOS THERAPEUTICS, INC.

By:	/s/ Gerald McLaughlin
Name: Gerald McLaughlin
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

FORM OF PARENT STOCKHOLDER VOTING AGREEMENT

EXHIBIT A-2

FORM OF COMPANY STOCKHOLDER VOTING AGREEMENT

EXHIBIT B

COMPANY DESIGNEES

Provided Separately

EXHIBIT C-1

DEBT FACILITY LETTER

EXHIBIT C-2

DEBT FACILITY LETTER